     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 29, 2002



                                            REGISTRATION STATEMENT NO. 333-82376

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                              WEYERHAEUSER COMPANY
             (Exact name of registrant as specified in its charter)

                WASHINGTON                                    2400                                    91-0470860
     (State or other jurisdiction of              (Primary standard industrial                     (I.R.S. employer
      incorporation or organization)              classification code number)                   identification number)

                          33663 WEYERHAEUSER WAY SOUTH
                         FEDERAL WAY, WASHINGTON 98003
                           TELEPHONE: (253) 924-2345
   (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                                CLAIRE S. GRACE
               CORPORATE SECRETARY AND ASSISTANT GENERAL COUNSEL
                              WEYERHAEUSER COMPANY
                          33663 WEYERHAEUSER WAY SOUTH
                         FEDERAL WAY, WASHINGTON 98003
                           TELEPHONE: (253) 924-2345
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:
                                ERIC S. HAUETER
                         SIDLEY AUSTIN BROWN & WOOD LLP
                             555 CALIFORNIA STREET
                        SAN FRANCISCO, CALIFORNIA 94104
                                 (415) 772-1200
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this registration statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________
                             ---------------------
                        CALCULATION OF REGISTRATION FEE


-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
                                                         PROPOSED MAXIMUM         PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF          AMOUNT TO BE            OFFERING PRICE              AGGREGATE                AMOUNT OF
SECURITIES TO BE REGISTERED        REGISTERED               PER UNIT(1)           OFFERING PRICE(1)        REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------------
5.95% Notes due 2008......        $750,000,000                 100%                 $750,000,000               $69,000*
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.


 *  Paid previously.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

PROSPECTUS


                              WEYERHAEUSER COMPANY

                             OFFER TO EXCHANGE ITS
                              5.95% NOTES DUE 2008
                        THAT HAVE BEEN REGISTERED UNDER
                   THE SECURITIES ACT OF 1933 FOR ANY AND ALL
                    OF ITS OUTSTANDING 5.95% NOTES DUE 2008

- We are offering to exchange up to $750,000,000 aggregate principal amount of our 5.95% Notes due 2008 that have been registered under the Securities Act of 1933 for a like aggregate principal amount of our 5.95% Notes due 2008 that we previously issued without registration under the Securities Act.

- The terms of the exchange notes will be identical in all material respects to the terms of the old notes, except that the transfer restrictions, registration rights and additional interest provisions applicable to the old notes will not apply to the exchange notes.

- We will issue exchange notes in exchange for all old notes that are validly tendered and not withdrawn.


- The exchange offer will expire at 5:00 p.m., New York City time, on May 2, 2002 unless we extend it.


- You may withdraw tenders of old notes at any time before 5:00 p.m., New York City time, on the date of the expiration of the exchange offer.

- We will not receive any cash proceeds from the exchange offer.

- No dealer-manager is being used in connection with the exchange offer.

- The exchange of the exchange notes for old notes will not be a taxable transaction for U.S. federal income tax purposes.

            WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
                            NOT TO SEND US A PROXY.

 We are not making this exchange offer in any state where it is not permitted.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------


                 THE DATE OF THIS PROSPECTUS IS MARCH 29, 2002.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Special Note Regarding Forward-Looking Statements...........    2
Prospectus Summary..........................................    4
Recent Developments.........................................    9
Use of Proceeds.............................................   12
Ratios of Earnings to Fixed Charges.........................   12
The Exchange Offer..........................................   13
Description of the Exchange Notes...........................   23
Certain United States Federal Income Tax Considerations.....   39
Plan of Distribution........................................   42
Available Information.......................................   42
Incorporation by Reference..................................   43
Legal Matters...............................................   43
Experts.....................................................   44


                             ---------------------

     We have not authorized any person to give any information or to make any representation in connection with this offer other than the information contained and incorporated or deemed to be incorporated by reference in this prospectus, and, if given or made, that information or representation must not be relied upon as having been authorized by us. This prospectus does not constitute an offer or solicitation of an offer by anyone in any jurisdiction in which that offer or solicitation is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this prospectus nor any exchange or sale under this prospectus will, under any circumstances, create an implication that there has been no change in our affairs since the date of this prospectus, that the information contained in this prospectus is correct as of any time subsequent to its date, or that any information incorporated or deemed to be incorporated by reference in this prospectus is correct as of any time subsequent to its date.


     This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to you upon written or oral request. To receive a copy of any of the documents incorporated by reference in this prospectus, other than exhibits unless they are specifically incorporated by reference in those documents, call or write to our Director of Investor Relations at Weyerhaeuser Company, P.O. Box 9777, Federal Way, Washington 98063-9777, telephone (253) 924-2058. IN ADDITION, TO OBTAIN TIMELY DELIVERY OF ANY INFORMATION YOU REQUEST, YOU MUST SUBMIT YOUR REQUEST NO LATER THAN APRIL 25, 2002, WHICH IS FIVE BUSINESS DAYS BEFORE THE EXCHANGE OFFER IS CURRENTLY SCHEDULED TO EXPIRE.


               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated or deemed to be incorporated by reference in this prospectus contain statements concerning our future results and performance and other matters that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to a number of risks and uncertainties and should not be relied upon as predictions of future events. Some of these forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "pro forma," "estimates" or "anticipates" or the negative or other variations of those terms or comparable terminology, or by discussions of strategy, plans or intentions. In particular, some of these forward-looking statements deal with matters such as anticipated synergies, cost savings, cash flow, earnings, earnings per share and shareholder value that may be realized as a result of our acquisition of Willamette Industries, Inc. and with the anticipated effect of that acquisition on our results of operations, financial condition and prospects. The accuracy of these forward-looking statements is subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to:


     - the effect of general economic conditions;

     - market demand for our products, which may be tied to the relative strength of various U.S. business segments;

     - performance of our manufacturing operations;

     - the level of competition from foreign producers;

     - the effect of forestry, land use, environmental and other governmental regulations;

     - the risk of losses from terrorist activity, fires, floods and other natural disasters; and


     - our ability to successfully integrate and manage Willamette and any other businesses or companies we acquire and to realize anticipated cost savings and synergies, if any, from those acquisitions, and the ability of Willamette and any other businesses or companies we acquire to perform in accordance with our expectations.


     We are also a large exporter and operate in a number of countries and we are affected by changes in economic activity in Canada, Europe and Asia, particularly Japan, and by changes in currency exchange rates, particularly the relative value of the U.S. dollar and the Euro, plus restrictions on international trade or tariffs imposed on imports. These and other factors that could cause or contribute to actual results differing materially from these forward-looking statements are discussed in greater detail elsewhere in this prospectus and in the documents incorporated and deemed to be incorporated by reference in this prospectus.

                               PROSPECTUS SUMMARY

     This summary does not contain all of the information that may be important to you. You should carefully read the detailed information appearing elsewhere in this prospectus, the related letter of transmittal and the documents incorporated and deemed to be incorporated by reference in this prospectus.

     In this prospectus, we sometimes refer to our 5.95% Notes due 2008 that we previously issued as the "old notes," the 5.95% Notes due 2008 that we are offering in exchange for the old notes as the "exchange notes" and the old notes and the exchange notes as, collectively, the "notes." We also sometimes refer to the exchange offer made by this prospectus and the related letter of transmittal as the "exchange offer" and to that letter of transmittal as the "letter of transmittal."


     Unless otherwise expressly stated or the context otherwise requires, references to "Weyerhaeuser," "we," "our" and "us" and similar references mean Weyerhaeuser Company and its consolidated subsidiaries which include, with respect to information relating to dates or periods on and after February 11, 2002, Willamette Industries, Inc. and its consolidated subsidiaries.


                              WEYERHAEUSER COMPANY

     Weyerhaeuser Company was incorporated in the State of Washington in January 1900 as Weyerhaeuser Timber Company. We are principally engaged in the growing and harvesting of timber and the manufacture, distribution and sale of forest products, real estate development and construction, and other real estate related activities. Our principal business segments, which account for the majority of our sales, earnings and asset base, are timberlands, wood products, and pulp, paper and packaging. The mailing address of our principal executive offices is 33663 Weyerhaeuser Way South, Federal Way, Washington 98003 and the telephone number of our principal executive offices is (253) 924-2345.

                               THE EXCHANGE OFFER


General.......................   We are offering to exchange up to $750,000,000
                                 aggregate principal amount of exchange notes for a like aggregate principal amount of old notes. Old notes may be tendered for exchange in whole or in part in a principal amount of $1,000 and integral multiples of $1,000. The terms of the exchange notes will be identical in all material respects to the terms of the old notes, except that the transfer restrictions, registration rights and additional interest provisions applicable to the old notes will not apply to the exchange notes. We are making the exchange offer in order to satisfy our obligations under a registration rights agreement, which we refer to as the "registration rights agreement," that we entered into in connection with the initial issuance of the old notes.


                                 If the exchange offer is not completed by the date specified in the registration rights agreement, we will be required to pay additional interest on the old notes until the exchange offer is completed unless we file a shelf registration statement for the old notes with the Securities and Exchange Commission and comply with other conditions.


Expiration Date...............   5:00 p.m., New York City time, on May 2, 2002,
                                 which we refer to as the "Expiration Date," unless we extend the term of the exchange offer, in which case the term "Expiration Date" will mean the latest date and time to which the exchange offer is extended. See "The Exchange
                                 Offer -- Expiration Date; Extensions;
                                 Amendments."

Procedure for Tendering Old
Notes.........................   To tender old notes, holders must complete,
                                 sign and date the letter of transmittal and deliver it, together with certificates for the old notes to be exchanged and any other required documents, to the exchange agent referred to below or comply with the procedures for book-entry transfer, in each case on or prior to the Expiration Date and in accordance with the detailed procedures specified in this prospectus and the letter of transmittal.
                                 Holders of old notes who are unable to deliver these documents or comply with the procedures for book-entry transfer on or prior to the Expiration Date may follow the guaranteed delivery procedures described in this prospectus. See "The Exchange
                                 Offer -- Procedures for Tendering Old Notes."
                                 Holders of old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact that person promptly if they wish to tender old notes. Letters of transmittal and other required documents should not be sent to us.
                                 Those documents should only be sent to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent. See "The
                                 Exchange Offer -- Exchange Agent."

Withdrawal Rights.............   Tenders of old notes may be withdrawn at any
                                 time on or prior to the Expiration Date by delivering a written notice of withdrawal to the exchange agent in conformity with the procedures described under "The Exchange
                                 Offer -- Withdrawal Rights."

Conditions to the Exchange
Offer.........................   We will not be required to accept for exchange,
                                 or to exchange, any old notes if specified events or conditions have occurred or exist or have not been satisfied. If we determine that any of these events or conditions has occurred or exists or has not been satisfied, we may, subject to applicable law, terminate the exchange offer, waive that condition or otherwise amend the terms of the exchange offer in any respect. See "The Exchange
                                 Offer -- Certain Conditions to the Exchange
                                 Offer."

Resales of Exchange Notes.....   Based on existing interpretations by the staff
                                 of the SEC contained in interpretive letters issued to parties unrelated to us, we believe that, except as described in the next sentence, you will generally be able to transfer the exchange notes issued pursuant to the exchange offer without compliance with the registration or prospectus delivery requirements of the Securities Act, so long as you are not an affiliate of ours, you acquire the exchange notes in the ordinary course of your business, you have no arrangement or understanding with any person to participate in the distribution of the old notes or the exchange notes within the meaning of the Securities Act and you are not a broker-dealer that purchased the old notes being tendered in the exchange offer directly from us for resale pursuant to Rule
                                 144A or any other available exemption from registration under the Securities Act. However, if you are a broker-dealer and receive exchange notes in exchange for old notes that were acquired for your own account as a result of market-making activities or other trading activities, you must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. Each holder of old notes who wishes to receive exchange notes will be required to make specified representations and warranties to us in order to insure compliance with the interpretive letters referred to above. See "The Exchange
                                 Offer -- Resales of Exchange Notes."

Exchange Agent................   The exchange agent for the exchange offer is
                                 JPMorgan Chase Bank. The address and telephone and facsimile numbers of the exchange agent appear under "The Exchange Offer -- Exchange
                                 Agent."

Use of Proceeds...............   We will not receive any cash proceeds from the
                                 issuance of the exchange notes offered by this prospectus.


Consequences of Failure to
Exchange
  the Old Notes...............   Any old notes that are not tendered and
                                 exchanged for exchange notes will remain outstanding following the exchange offer and will continue to be subject to transfer restrictions and to bear interest at the rate of 5.95% per annum, but will not be entitled to any additional interest or registration rights under the registration rights agreement. If old notes are tendered and accepted in the exchange offer, a holders' ability to sell any old notes that remain outstanding could be adversely affected and there may be no trading market for the old notes. See "-- Consequences of Failure to Exchange the Old Notes" below.


United States Federal Income
Tax
  Considerations..............   The exchange of the exchange notes for old
                                 notes will not be a taxable transaction for U.S. federal income tax purposes. Holders of old notes should review the information appearing under "Certain United States Federal
                                 Income Tax Considerations" prior to tendering old notes in the exchange offer.

                               THE EXCHANGE NOTES

Issuer........................   Weyerhaeuser Company, a Washington corporation.


Ranking.......................   The exchange notes will be unsecured and
                                 unsubordinated obligations of Weyerhaeuser
                                 Company and will rank equally with all other unsecured and unsubordinated indebtedness of
                                 Weyerhaeuser Company. The exchange notes will be effectively subordinated to all existing and future liabilities, including indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations, of our subsidiaries. See "Description of the Exchange
                                 Notes--Ranking."


Exchange Notes Offered........   $750,000,000 in principal amount of 5.95% Notes
                                 due 2008.

Maturity Date.................   November 1, 2008.


Interest......................   Interest rate: 5.95% per annum, accruing from
                                 May 1, 2002.


                                 Payment frequency: semiannually on May 1 and November 1.


                                 First payment: The first interest payment date for the exchange notes will be November 1, 2002 and the interest payable on the exchange notes on that date will be paid to the persons in whose names the exchange notes are registered at the close of business on October 15, 2002. Because the exchange notes will not be issued until after May 1, 2002, holders of the exchange notes will not be entitled to receive the interest payable on the interest payment date falling on May 1, 2002. Instead, interest payable on the interest payment date falling on May 1, 2002 will be payable on the old notes and will be paid to the persons in whose names the old notes are registered at the close of business on April 15, 2002.



Optional Redemption...........   We may redeem some or all of the exchange
                                 notes, at any time or from time to time, at the redemption prices described in the section entitled "Description of the Exchange
                                 Notes -- Optional Redemption." The exchange notes will not be subject to any sinking fund provision.


Covenants.....................   We will issue the exchange notes under an
                                 indenture with JPMorgan Chase Bank, as trustee.
                                 The indenture will, among other things,
                                 restrict our ability and the ability of our "subsidiaries," as that term is defined in the indenture, to:

                                   - incur indebtedness for borrowed money
                                     secured by mortgages on timber or
                                     timberlands located in specified states or on any principal manufacturing plant located in the United States unless we secure the notes and any other debt securities issued under the indenture equally and ratably with, or prior to, that indebtedness; and


                                   - enter into specified sale and leaseback
                                     transactions with respect to real property located in the United States unless we apply an amount equal to the fair value of the leased property, as determined by our board of directors, to repay indebtedness or unless we would be entitled, pursuant to the limitation on liens covenant described in the preceding bullet point, to incur indebtedness for borrowed money secured by a mortgage on the leased property without equally and ratably securing the debt securities issued under the indenture.


                                 These covenants are subject to a number of exceptions and limitations and you should carefully review the information under "Description of the Exchange Notes -- Certain Restrictions" for more information.


                                 The indenture also provides that we may not cause or permit Willamette Industries, Inc. to guarantee any of our borrowings under specified credit facilities unless Willamette also guarantees the payment of the notes and other debt securities issued under the indenture. However, Willamette's guarantee of the notes and other debt securities issued under the indenture will terminate upon the earlier of
                                 (1) the termination of its guarantee of
                                 borrowings under those credit facilities and
                                 (2) the effectiveness of the anticipated merger of Willamette with and into Weyerhaeuser Company. Moreover, the covenant in the indenture requiring that, under the circumstances described above, Willamette guarantee the notes and other debt securities issued under the indenture will terminate upon the effectiveness of the anticipated merger of Willamette with and into Weyerhaeuser Company. See "Recent Developments -- Acquisition of Willamette Industries, Inc." and "Description of the Exchange Notes -- Possible Guarantee of Debt Securities."


Form of Exchange Notes........   The exchange notes will be issued in book-entry
                                 form and will be evidenced by one or more global certificates, which we sometimes refer to as "global exchange notes," registered in the name of Cede & Co., as nominee of The
                                 Depository Trust Company, or "DTC." Holders of interests in global exchange notes will not be entitled to receive exchange notes in definitive certificated form registered in their names except in the limited circumstances described under "Description of the Exchange
                                 Notes -- Book-Entry; Delivery and Form."


Denominations.................   The exchange notes will be issued in
                                 denominations of $1,000 and integral multiples of $1,000.


Absence of a Public Market for
the
  Exchange Notes..............   The exchange notes will be a new issue of
                                 securities for which there is no established market. Accordingly, there can be no assurance that a market for the exchange notes will develop or as to the liquidity of any market that may develop. The broker-dealers that initially purchased the old notes directly from us have previously advised us that they intend to make a market in the exchange notes.
                                 However, they are not obligated to do so and any market making with respect to the exchange notes may be discontinued without notice.

               CONSEQUENCES OF FAILURE TO EXCHANGE THE OLD NOTES

     The old notes have not been registered under the Securities Act or any state securities laws and therefore may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws or pursuant to an exemption from or in a transaction not subject to those requirements. The transfer of old notes is also subject to other conditions and restrictions set forth in the related indenture. Any old notes that are not tendered and exchanged for exchange notes will remain outstanding after consummation of the exchange offer and will continue to bear a legend reflecting those restrictions on transfer. In addition, upon consummation of the exchange offer, holders of old notes that remain outstanding will not be entitled to any rights under the registration rights agreement to have those old notes registered under the Securities Act. We do not intend to register under the Securities Act any old notes which remain outstanding after completion of the exchange offer.

     If old notes are tendered and accepted in the exchange offer, a holder's ability to sell any old notes that remain outstanding could be adversely affected and there may be no trading market for those old notes. To the extent that old notes are tendered and accepted in the exchange offer, the principal amount of outstanding old notes will decrease, which will likely adversely affect the liquidity of any trading market for the old notes that may exist.

     In the registration rights agreement we agreed, among other things, to use our reasonable best efforts to consummate an exchange offer of exchange notes for old notes. The registration rights agreement provides, among other things, that if we do not consummate the exchange offer by a specified date, additional interest will accrue and be payable on the old notes until the exchange offer is completed unless we file a shelf registration for the old notes with the SEC and comply with other conditions. Following completion of the exchange offer, the old notes will not be entitled to any additional interest under the registration rights agreement and will continue to bear interest at the same rate as the exchange notes.

     The old notes and the exchange notes will be issued under the same indenture and will constitute a single series of debt securities under that indenture. If the exchange offer is consummated, any old notes that remain outstanding and the exchange notes will constitute a single series of debt securities under the indenture. This means that, in circumstances where the indenture provides for holders of debt securities of any series issued under the indenture to vote or take any other action as a class, the old notes and the exchange notes will vote or take that action as a single class.

                              RECENT DEVELOPMENTS


SALE OF $5.5 BILLION OF DEBT SECURITIES



     On March 12, 2002, we issued the following debt securities:



     - $500 million aggregate principal amount of our floating rate notes due 2003,



     - $1 billion aggregate principal amount of our 5.50% notes due 2005,



     - $1 billion aggregate principal amount of our 6.125% notes due 2007,



     - $1.75 billion of our 6.75% notes due 2012, and



     - $1.25 billion of our 7.375% debentures due 2032.



We received net proceeds of approximately $5.4 billion from the sale of these debt securities and we used those net proceeds to repay a portion of the borrowings we incurred to acquire Willamette Industries, Inc. as described below.



     The floating rate notes due 2003 mature on September 15, 2003, the 5.50% notes due 2005 mature on March 15, 2005, the 6.125% notes due 2007 mature on March 15, 2007, the 6.75% notes due 2012 mature on March 15, 2012 and the 7.375% debentures due 2032 mature on March 15, 2032. The floating rate notes due 2003 bear interest at a per annum rate equal to LIBOR, as defined and adjusted quarterly, plus 1.125%. Interest on the floating rate notes due 2003 is payable quarterly and the floating rate notes due 2003 are not subject to redemption prior to maturity. Interest on the other debt securities referred to above is payable semi-annually and we may redeem some or all of those other debt securities, in whole at any time or from time to time in part, at our option, at specified redemption prices. All of these debt securities, including the floating rate notes due 2003, were issued under the same indenture as the notes and, accordingly, are entitled to the benefit of the same events of default and covenants as the notes, including the covenants described under "Description of the Exchange Securities -- Possible Guarantee of Debt Securities."



ACQUISITION OF WILLAMETTE INDUSTRIES, INC.



     On November 29, 2000, Company Holdings, Inc., our wholly-owned subsidiary which we refer to as "CHI," commenced a tender offer for all of the outstanding shares of common stock of Willamette Industries, Inc. at a price of $48.00 per share. We announced that we were increasing the tender offer price to $50.00 per share on May 7, 2001 and to $55.00 per share on December 13, 2001.



     Willamette was founded in 1906 as the Willamette Valley Lumber Co. in Dallas, Oregon. In 1967, Willamette Valley and several related firms merged to form Willamette Industries, Inc. Willamette is a forest products company that produces market pulp, fine paper, specialty printing papers, business forms, cut sheets, kraft linerboard, corrugating medium, bag paper, corrugated containers, paper bags, inks, lumber, plywood, particleboard, medium density fiberboard, oriented strand board, laminated beams, laminated veneer lumber, I-joists and other wood products.



     On January 28, 2002, we entered into a merger agreement with Willamette and CHI. Pursuant to the merger agreement, CHI filed an amended tender offer for all of the outstanding shares of common stock of Willamette at a purchase price of $55.50 per share. On February 11, 2002, CHI announced the expiration of the tender offer and the acceptance for payment of the tendered shares of Willamette common stock. As of February 11, 2002, we had acquired approximately 106.9 million shares, or approximately 97%, of Willamette's outstanding common stock and Willamette became a subsidiary of CHI.



     We completed the merger of CHI with and into Willamette, with Willamette as the surviving corporation, on March 14, 2002. We sometimes refer to this merger as the "second-step merger." In the second-step merger, each share of Willamette common stock, other than shares owned by Willamette, Weyerhaeuser or CHI, was converted into the right to receive $55.50 in cash without interest. Upon completion of the second-step merger, Willamette became our wholly-owned subsidiary.

     We plan to merge Willamette with and into Weyerhaeuser Company, the Weyerhaeuser parent company, with Weyerhaeuser Company as the surviving corporation, whereupon the separate corporate existence of Willamette will cease. We sometimes refer to this proposed merger as the "parent company merger." Consummation of the parent company merger will require that we take a number of actions and, as a result, we have not yet established a proposed date for completion of the parent company merger nor can we assure you that the parent company merger will be consummated. However, the remaining Credit Facilities, as defined below, provide that, if the parent company merger is not consummated by March 31, 2003, Willamette Industries, Inc. will be required to guarantee borrowings and other amounts due under the remaining Credit Facilities, in which case it would also be required, under the indenture governing the notes, to guarantee the notes and other debt securities outstanding under the indenture, including the $5.5 billion of debt securities we issued on March 12, 2002 as described above. However, any guarantee by Willamette Industries, Inc. of the notes and other debt securities outstanding under the indenture will terminate upon the earlier of (1) the termination of its guarantee of borrowings under the Credit Facilities and (2) the effectiveness of the parent company merger. Moreover, if the parent company merger is consummated before March 31, 2003, then the covenant in the indenture requiring that Willamette Industries, Inc. guarantee the notes and other debt securities will terminate. See "Description of the Exchange Notes -- Ranking" and "-- Possible Guarantee of Debt Securities." Accordingly, we intend to consummate the parent company merger before March 31, 2003.



     Pursuant to the merger agreement, holders of options to purchase shares of Willamette common stock were entitled to surrender their options in exchange for a per option cash payment equal to the amount by which $55.50 exceeds the option exercise price. Upon consummation of the second-step merger, options that were not surrendered became options to purchase shares of our common stock in an amount and at an exercise price adjusted by a conversion ratio based on the $55.50 per share price we paid in the tender offer and the second-step merger and on the market price of our common stock.



     Funding for the acquisition was provided under credit facilities we obtained from a syndicate of lenders led by Morgan Stanley Senior Funding, Inc. and JPMorgan Chase Bank (formerly The Chase Manhattan Bank), both of which are affiliates of broker-dealers that were the initial purchasers in the offering of the old notes and to which we collectively refer as the "Lead Lenders." We refer to these credit facilities as the "Credit Facilities." The Credit Facilities were originally comprised of:



          (1) a 364-day revolving credit facility (the "364-day Facility") providing for revolving credit loans aggregating up to $2 billion and maturing no later than February 7, 2003 to be made to us and our subsidiary, Weyerhaeuser Real Estate Company, and under which each borrower may, at its option, convert any or all of its outstanding revolving loans into term loans maturing no later than February 7, 2004,



          (2) a five-year revolving credit facility providing for aggregate borrowings of up to $2 billion maturing on February 8, 2007 (the "5-year Facility"), and



          (3) a bridge revolving credit facility providing for aggregate borrowings of up to $4 billion maturing on August 3, 2003 (the "Bridge Facility").



     As described below, the Bridge Facility has been terminated. In addition, we recently amended the 364-day Facility to reduce the maximum amount of loans available under that facility to $1.3 billion in the aggregate and to extend the maturity date of revolving credit loans made under that facility to March 25, 2003 and any term loans made under that facility to March 25, 2004. We also amended the 5-year Facility to reduce the maximum amount of loans available under that facility to $1.3 billion in the aggregate and to extend the maturity date of those loans to March 26, 2007. The 364-day Facility and the 5-year Facility contain representations and warranties, financial and other covenants, mandatory prepayment provisions and events of default.



     We used the net proceeds from the sale of the $5.5 billion of debt securities we issued on March 12, 2002 as described above to repay all borrowings outstanding under the Bridge Facility, whereupon the Bridge Facility terminated, and to repay some of the borrowings outstanding under the 5-year Facility. Borrowings under the 5-year Facility that were repaid with the net proceeds from the sale of these debt securities may be reborrowed, subject to compliance with financial covenants and other conditions.



     As of December 30, 2001, on a pro forma basis after giving effect to the completion of our tender offer for shares of common stock of Willamette, the consummation of the second-step merger pursuant to which Willamette became our wholly-owned subsidiary and related transactions, and the sale of the $5.5 billion of debt securities that we issued on March 12, 2002 and the incurrence of borrowings under the Credit Facilities and the application of the net proceeds from the sale of those debt securities and the proceeds from those borrowings to pay the purchase price of shares of Willamette common stock acquired in the tender offer and the second-step merger and related costs and expenses as if those transactions had occurred as of December 30, 2001:



     - we would have had total short-term debt of approximately $877 million, including approximately $290 million of borrowings outstanding under credit facilities, and



     - we would have had approximately $13.2 billion of total long-term debt, excluding current maturities and less discount, including $564 million of borrowings outstanding under credit facilities.



These pro forma amounts do not give effect to liabilities incurred by Weyerhaeuser or Willamette subsequent to December 30, 2001, including the indebtedness described in the following paragraph.



     We estimate that the total amount of funds required to purchase the outstanding Willamette shares pursuant to the tender offer and in connection with the second-step merger and to pay estimated costs and expenses related to the acquisition of Willamette was approximately $6.3 billion. In addition, at the time of consummation of the tender offer we incurred approximately $500 million of additional borrowings under the Credit Facilities to repay approximately $500 million of Willamette's indebtedness outstanding at that time (including approximately $116 million of indebtedness incurred by Willamette subsequent to December 31, 2001). As of February 12, 2002, after giving effect to this repayment, Willamette had total outstanding indebtedness of approximately $1.3 billion, and we guaranteed most of this indebtedness, effective upon consummation of the second-step merger.



     The description of some of the terms of the merger agreement and the Credit Facilities appearing in prospectus is not complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the merger agreement and the Credit Facilities. Copies of the merger agreement and the Credit Facilities have been filed or incorporated by reference as exhibits to the documents incorporated by reference in this prospectus and are available as described under "Available Information."



REDUCTION IN CREDIT RATING ON OUR DEBT SECURITIES



     On February 11, 2002, Moody's Investor Services announced that it had lowered its rating on our senior unsecured debt, which includes the old notes and, if issued, will include the exchange notes, to "Baa2" from "A3" as a result of the increase in our leverage resulting from the acquisition of Willamette. On February 15, 2002, Standard & Poor's announced that it had lowered its rating on our long-term senior debt, which includes the old notes and, if issued, will include the exchange notes, to "BBB" from "A-" for the same reason. Credit rating agencies may from time to time change their ratings on our debt securities, including the old notes and, if issued, the exchange notes, as a result of our operating results or actions we take or as a result of a change in the views of the credit rating agencies regarding, among other things, the general outlook for our industry or the economy. In addition, we are not able to predict the effect of the Willamette acquisition on our financial condition or results of operations, including cash flows, earnings or earnings per share. There can be no assurance that Standard & Poor's and Moody's or other rating agencies will not reduce their ratings of our debt securities or place those debt securities on a so-called "watch list" for possible future downgrading. Any of these events will likely increase our costs of debt and other financing and have an adverse effect on the market price of the old notes and, if issued, the exchange notes. The credit ratings accorded to our debt securities, including the old notes and, if issued, the exchange notes, are not recommendations to purchase, hold or sell those debt securities inasmuch as those ratings do not comment as to the market price or suitability for particular investors.

                                USE OF PROCEEDS


     We will not receive any cash proceeds from the issuance of the exchange notes offered by this prospectus. In consideration of issuing the exchange notes as contemplated by this prospectus, we will receive a like principal amount of old notes. The terms of the exchange notes will be identical in all material respects to the terms of the old notes, except that the transfer restrictions, registration rights and additional interest provisions applicable to the old notes will not be applicable to the exchange notes. The old notes tendered in exchange for the exchange notes will be retired and cancelled. Accordingly, the issuance of the exchange notes will not result in any increase in our indebtedness.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table presents the ratios of earnings to fixed charges for Weyerhaeuser Company and its consolidated subsidiaries for the periods indicated.


                                                                      FISCAL YEAR
                                                         -------------------------------------
                                                         2001    2000    1999    1998    1997
                                                         -----   -----   -----   -----   -----
Ratio of earnings to fixed charges(1)..................  2.23x   3.58x   3.45x   2.20x   2.29x


---------------


(1) For the purpose of calculating the ratios of earnings to fixed charges, earnings consist of earnings before income taxes, extraordinary items, undistributed earnings of equity investments and fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt expense and one-third of rents, which we deem representative of an interest factor. The ratios of earnings to fixed charges of Weyerhaeuser Company with its Weyerhaeuser Real Estate Company, Weyerhaeuser Financial Services, Inc. and Gryphon Investments of Nevada, Inc. subsidiaries accounted for on the equity method but excluding the undistributed earnings of those subsidiaries were 1.58x, 3.58x, 3.78x, 2.72x and 2.91x for the fiscal years ended December 30, 2001, December 31, 2000, December 26, 1999, December 27, 1998 and December 28, 1997, respectively.



     On a pro forma basis after giving effect to the completion of our tender offer for shares of common stock of Willamette, the consummation of the second-step merger pursuant to which Willamette became our wholly-owned subsidiary and related transactions, and the sale of the $5.5 billion of debt securities we issued on March 12, 2002 as described above under "Recent Developments -- Sale of $5.5 Billion of Debt Securities" and the incurrence of bank borrowings and the application of the estimated net proceeds from the sale of those debt securities and the proceeds from those borrowings to pay the purchase price of shares of Willamette stock acquired in the tender offer and the second-step merger and related costs and expenses as if those transactions had occurred as of the first day of our 2001 fiscal year, our pro forma ratio of earnings to fixed charges for the fiscal year ended December 30, 2001 would have been 1.33x. On a pro forma basis after giving effect to the transactions described above and accounting for our Weyerhaeuser Real Estate Company, Weyerhaeuser Financial Services, Inc. and Gryphon Investments of Nevada, Inc. subsidiaries on the equity method but excluding the undistributed earnings of those subsidiaries, our pro forma ratio of earnings to fixed charges for the fiscal year ended December 30, 2001 would have been 0.98x and our pro forma fixed charges would have exceeded our pro forma earnings for that fiscal year by approximately $14.6 million. These pro forma ratios and this pro forma amount do not give effect to approximately $116 million of indebtedness that Willamette incurred subsequent to December 31, 2001, nor do they give effect to our incurrence of approximately $500 million of additional borrowings under the Credit Facilities on February 12, 2002 or the application of the proceeds from those borrowings to repay approximately $500 million of Willamette's indebtedness (including the $116 million of indebtedness incurred by Willamette subsequent to December 31, 2001).



     These pro forma ratios of earnings to fixed charges are subject to a number of estimates, assumptions and uncertainties, including assumed rates of interest on a substantial portion of our pro forma indebtedness, and do not purport to reflect what our ratios of earnings to fixed charges would have been had the acquisition of Willamette and the other transactions described above taken place on the date indicated, nor do they purport to reflect our ratios of earnings to fixed charges for any future period. For example, our acquisition of

Willamette will be accounted for using the purchase method of accounting. The total purchase price of the acquisition will be allocated to the assets and liabilities acquired based upon their respective estimated fair market values. The allocation of the purchase price reflected in the unaudited pro forma condensed consolidated financial statements upon which the pro forma ratios of earnings to fixed charges are based is preliminary, was performed as of December 30, 2001, and is subject to adjustment upon, among other things, receipt of appraisals and valuations of some of the acquired assets and liabilities and changes resulting from operations subsequent to December 30, 2001. Accordingly, the final allocation of the purchase price to the acquired assets and liabilities, which will be performed as of February 11, 2002, may differ from the allocation reflected in those unaudited pro forma condensed consolidated financial statements. The pro forma ratios should be read in conjunction with, and are qualified in their entirety by reference to, the unaudited pro forma condensed consolidated financial statements incorporated by reference in this prospectus from our Form 8-K filed with the SEC on March 28, 2002 and the consolidated financial statements and related notes of Weyerhaeuser and Willamette incorporated by reference in this prospectus.


                               THE EXCHANGE OFFER

     The following summary of selected provisions of the exchange offer and the registration rights agreement is not complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the exchange offer appearing in this prospectus and the related letter of transmittal and all of the provisions of the registration rights agreement. A copy of the letter of transmittal is being distributed to holders of the old notes together with this prospectus and copies of the letter of transmittal and the registration rights agreement have been filed as exhibits to the registration statement of which this prospectus is a part and you may obtain copies of those documents as described below under "Available Information" and "Incorporation by Reference."

PURPOSE OF THE EXCHANGE OFFER

     In connection with the sale of the old notes, we entered into the registration rights agreement pursuant to which we agreed, among other things, to use our reasonable best efforts to consummate an exchange offer with respect to the exchange of the exchange notes for old notes pursuant to an effective registration statement. The registration rights agreement provides, among other things, that if we have not consummated the exchange offer on or prior to June 3, 2002, then, in addition to the interest otherwise payable on the old notes, additional interest will accrue and be payable on the old notes at the rate of 0.25% per annum from and including the day immediately succeeding June 3, 2002 until the exchange offer is consummated unless we file a shelf registration statement with respect to the old notes with the SEC and comply with other conditions. The terms of the exchange notes will be identical in all material respects to the terms of the old notes, except that additional interest as described in the preceding sentence will not be payable in respect of the exchange notes and the exchange notes will have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the old notes and will not be entitled to any registration rights under the registration rights agreement.

     Upon consummation of the exchange offer, holders of old notes will not be entitled to any further registration rights under the registration rights agreement and will not be entitled to any additional interest as described above. In addition, failure to exchange old notes for exchange notes may have other adverse consequences, some of which are described above under "Prospectus Summary -- Consequences of Failure to Exchange the Old Notes."

     The exchange offer is not being made to, nor will we accept tenders for exchange from or on behalf of, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the laws of that jurisdiction or would otherwise not be in compliance with any applicable securities or blue sky laws.

TERMS OF THE EXCHANGE OFFER

     We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, to issue up to $750,000,000 aggregate principal amount of exchange notes in exchange for a like aggregate principal amount of old notes that are validly tendered on or prior to the Expiration Date and not withdrawn in accordance with the procedures described below. Promptly after the Expiration Date, we will issue up to $750,000,000 aggregate principal amount of exchange notes in exchange for a like principal amount of outstanding old notes validly tendered and accepted by us in the exchange offer. Holders may tender their old notes in whole or in part in a principal amount of $1,000 and integral multiples of $1,000.


     The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered. As of the date of this prospectus, $750,000,000 aggregate principal amount of old notes is outstanding.

     Holders of old notes do not have any appraisal or dissenters' rights in connection with the exchange offer. Old notes that are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding, will continue to be entitled to the benefits of the Indenture, as defined below, and will continue to bear interest at the rate of 5.95% per annum.

     If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, the unaccepted old notes will be re-credited to the applicable account at DTC or, in any case where old notes in definitive certificated form ("certificated old notes") are surrendered for exchange, we will return those certificated old notes, without expense, to the tendering holder promptly after the Expiration Date.

     Holders who tender old notes in connection with the exchange offer will not be required to pay brokerage commissions or fees or, except as otherwise provided in the instructions in the letter of transmittal and in the discussion below under "-- Fees and Expenses," transfer taxes with respect to the exchange of old notes in connection with the exchange offer. We will pay all charges and expenses, other than specified taxes described below, in connection with the exchange offer. See "-- Fees and Expenses."

     NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO HOLDERS OF OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OLD NOTES TO TENDER AFTER READING THIS PROSPECTUS, TOGETHER WITH THE DOCUMENTS INCORPORATED AND DEEMED TO BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL, AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


     The term "Expiration Date" means 5:00 p.m., New York City time, on May 2, 2002 unless we extend the term of the exchange offer, in which case the term "Expiration Date" will mean the latest date and time to which the exchange offer is extended.


     We expressly reserve the right in our sole and absolute discretion, subject to applicable law, at any time and from time to time:

          (1) to delay the acceptance of the old notes for exchange,

          (2) to terminate the exchange offer, whether or not any old notes have previously been accepted for exchange, if we determine, in our sole and absolute discretion, that any of the events or conditions referred to under "-- Certain Conditions to the Exchange Offer" has occurred or exists or has not been satisfied,

          (3) to extend the Expiration Date of the exchange offer from time to time and retain all old notes tendered pursuant to the exchange offer, subject, however, to the right of holders of old notes to withdraw their tendered old notes as described under "-- Withdrawal Rights," and

          (4) to waive any condition or otherwise amend the terms of the exchange offer in any respect.

     If the exchange offer is amended in a manner determined by us to constitute a material change, or if we waive a condition of the exchange offer that we determine to be material, we will promptly disclose that amendment or waiver by means of a supplement to this prospectus and we will extend the exchange offer to the extent required by Rule 14e-1 under the Securities Exchange Act.

     Any such delay in acceptance, extension, termination or amendment will be followed promptly by oral, promptly confirmed in writing, or written notice to the exchange agent and by making a public announcement, and that announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. We may make that public announcement by issuing a press release or in any other manner that we deem appropriate, subject to applicable law.

ACCEPTANCE FOR EXCHANGE AND ISSUANCE OF EXCHANGE NOTES

     Upon the terms and subject to the conditions of the exchange offer, we will exchange, and will issue and deliver to the exchange agent, exchange notes for old notes validly tendered and not withdrawn promptly after the Expiration Date.

     In all cases, delivery of exchange notes in exchange for old notes validly tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

          (1) certificates evidencing the old notes or a book-entry confirmation of a book-entry transfer of the old notes into the exchange agent's account at DTC, and

          (2) the letter of transmittal, properly completed and duly executed or, if old notes are tendered pursuant to the procedures for book-entry transfer, an agent's message, as defined below, and any other documents required by the letter of transmittal, in each case in compliance with the procedures described below under "-- Procedures for Tendering Old Notes." The term "book-entry confirmation" means a timely confirmation of a book-entry transfer of old notes into the exchange agent's account at DTC.

     Subject to the terms and conditions of the exchange offer, we will be deemed to have accepted for exchange, and thereby exchanged, old notes validly tendered and not withdrawn as, if and when we give oral, promptly confirmed in writing, or written notice to the exchange agent of our acceptance of those old notes for exchange pursuant to the exchange offer. The exchange agent will act as our agent and as agent for tendering holders for the purpose of receiving tenders of book-entry confirmations, agent's messages, certificated old notes, letters of transmittal and related documents and transmitting exchange notes to validly tendering holders. The exchange of exchange notes for old notes will be made promptly after the Expiration Date. If, for any reason whatsoever, acceptance for exchange or the exchange of any old notes tendered pursuant to the exchange offer is delayed, whether before or after our acceptance for exchange of old notes, or if we extend the exchange offer or are unable to accept for exchange or exchange old notes tendered pursuant to the exchange offer, then, without prejudice to our rights described in this prospectus, the exchange agent may, nevertheless, on our behalf and subject to Rule 14e-1(c) under the Securities Exchange Act, retain tendered old notes and those old notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under "-- Withdrawal Rights."

     Pursuant to the terms of the exchange offer, a holder of old notes will represent and warrant that it has full power and authority to tender, exchange, sell, assign and transfer old notes, that we will acquire good, marketable and unencumbered title to the tendered old notes, free and clear of all liens, restrictions, charges and encumbrances, and that old notes tendered for exchange are not subject to any adverse claims or proxies. The holder also will agree that it will, upon request, execute and deliver any additional documents deemed by us or the exchange agent to be necessary or desirable to complete the exchange, sale, assignment, and transfer of the old notes tendered pursuant to the exchange offer.

PROCEDURES FOR TENDERING OLD NOTES

     Valid Tender. In order for old notes to be validly tendered pursuant to the exchange offer, a holder of old notes must either:

     - complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal, have the signatures guaranteed if required by the letter of transmittal and mail or otherwise deliver that letter of transmittal or facsimile to the exchange agent, or

     - if the old notes are tendered pursuant to procedures for book-entry transfer described below, transmit an agents' message, as defined below, to the exchange agent instead of the letter of transmittal, in either case for receipt by the exchange agent on or prior to the Expiration Date. In addition:

     - certificates for the old notes being tendered for exchange must be received by the exchange agent along with the letter of transmittal (or a facsimile of the letter of transmittal) and any other documents required by the letter of transmittal on or prior to the Expiration Date, or

     - a timely confirmation of a book-entry transfer of the old notes into the exchange agent's account at DTC pursuant to the procedures for book-entry transfer described below, along with the letter of transmittal (or a facsimile of the letter of transmittal) and any other documents required by the letter of transmittal or an agent's message, must be received by the exchange agent on or prior to the Expiration Date, or

     - the holder must comply with the guaranteed delivery procedures described below under "-- Guaranteed Delivery" on or prior to the Expiration Date.

     The term "agent's message" means a message, transmitted to the exchange agent's account at DTC and received by the exchange agent and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgement from the tendering DTC participant that the participant has received and agrees to be bound by, and makes the representations and warranties contained in, the letter of transmittal and that we may enforce the letter of transmittal against that participant. Anything in this prospectus or the letter of transmittal to the contrary notwithstanding, if old notes are tendered pursuant to the procedures for book-entry transfer as described above, the holder of those old notes must cause an agent's message to be received by the exchange agent on or prior to the Expiration Date.

     To be tendered in accordance with the terms of the exchange offer, certificates evidencing the old notes being tendered for exchange or a book-entry confirmation, and the letter of transmittal and other required documents or an agent's message in lieu thereof, as the case may be, must be received by the exchange agent at one of the addresses specified under "-- Exchange Agent."

     If less than all of the old notes delivered to the exchange agent by a holder are being tendered, the tendering holder should fill in the amount of old notes being tendered in the appropriate box on the letter of transmittal. The entire amount of old notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

     A tender by a holder that is not withdrawn prior to the Expiration Date in accordance with the procedures described below under "-- Withdrawal Rights" will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and the letter of transmittal.

     THE METHOD OF DELIVERY OF THE BOOK-ENTRY CONFIRMATION, THE AGENT'S MESSAGE, CERTIFICATES EVIDENCING THE OLD NOTES AND THE LETTER OF TRANSMITTAL, AS THE CASE MAY BE, AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING HOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF A LETTER OF TRANSMITTAL IS USED OR CERTIFICATES EVIDENCING THE OLD NOTES ARE DELIVERED TO THE EXCHANGE AGENT, WE RECOMMEND THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, IN EACH CASE PROPERLY INSURED,

RATHER THAN DELIVERY BY MAIL. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The exchange agent has established or will establish an account with respect to the old notes at DTC for purposes of the exchange offer. Any financial institution that is a participant in DTC's book-entry transfer system may make a book-entry delivery of the old notes by causing DTC to transfer the old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfers. However, although delivery of old notes may be effected through book-entry transfer at DTC, the letter of transmittal or a facsimile thereof, with any required signature guarantees and any other required documents, or an agents' message in lieu of the letter of transmittal, must, in any case, be transmitted to and received by the exchange agent on or prior to the Expiration Date or the holder must comply with the guaranteed delivery procedures described below under "-- Guaranteed Delivery."

     DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     Signature Guarantees. Certificates for the old notes need not be endorsed and signature guarantees on the letter of transmittal, if applicable, will not be required unless:

          (a) the person surrendering the old notes for tender or signing the letter of transmittal, if applicable, is not the registered holder of the old notes being tendered, or

          (b) the person tendering the old notes completes the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the letter of transmittal,

except that signature guarantees will not be required in the case of old notes that are tendered for the account of an Eligible Institution, as defined below. In the case of (a) or (b) above, the certificates for the old notes must be duly endorsed or accompanied by a properly executed bond power, and the endorsement or signature on the bond power and on the letter of transmittal must be guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Securities Exchange Act as an "eligible guarantor institution," including, as the following terms are defined in that Rule:

     - a bank;

     - a broker, dealer, municipal securities broker, municipal securities dealer, government securities broker, or government securities dealer;

     - a credit union;

     - a national securities exchange, registered securities association or clearing agency; or

     - a savings association (each, an "Eligible Institution"),

except that no signature guarantee will be required if the old notes are being tendered for the account of an Eligible Institution.

     Guaranteed Delivery. If a holder desires to tender old notes pursuant to the exchange offer and time will not permit all required documents, including, if applicable, certificates evidencing the old notes, to reach the exchange agent on or before the Expiration Date, or the procedures for book-entry transfer cannot be completed on or before the Expiration Date, the old notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

          (1) the tender is made by or through an Eligible Institution;

          (2) a properly completed and duly executed notice of guaranteed delivery, substantially in the form accompanying the letter of transmittal, is received by the exchange agent, as provided below, on or prior to the Expiration Date; and

          (3) the certificates representing all tendered old notes, in proper form for transfer, or a book-entry confirmation, together with a properly completed and duly executed letter of transmittal, or facsimile, with any required signature guarantees and any other documents required by the letter of transmittal or, instead of a letter of transmittal, an appropriate agent's message pursuant to DTC's procedures, are received by the exchange agent within three New York Stock Exchange trading days after the Expiration Date.

     The notice of guaranteed delivery may be delivered by hand or transmitted by facsimile or mail to the exchange agent to one of the addresses appearing below and must include a guarantee by an Eligible Institution in the form set forth in that notice.

     Notwithstanding any other provision hereof, the delivery of exchange notes in exchange for old notes duly tendered and accepted for exchange pursuant to the exchange offer will in all cases be made only after timely receipt by the exchange agent of old notes, or of a book-entry confirmation with respect to the old notes, and a properly completed and duly executed letter of transmittal (or facsimile thereof), together with any required signature guarantees and any other documents required by the letter of transmittal or, instead of a letter of transmittal, an appropriate agent's message through DTC's book-entry system. Accordingly, the delivery of exchange notes may not be made to all tendering holders at the same time, and will depend upon when old notes, book-entry confirmations and agent's messages with respect to old notes and other required documents are received by the exchange agent.

     Our acceptance for exchange of old notes tendered pursuant to the procedures described in this prospectus and the letter of transmittal will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the exchange offer.

     Determination of Validity. All questions as to the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered old notes will be determined by us, in our sole and absolute discretion, and that determination will be final and binding on all parties. We reserve the right, in our sole and absolute discretion, to reject any and all tenders determined by us not to be in proper form or the acceptance of which, or exchange for, may, in the view of our counsel, be unlawful. We also reserve the right, in our sole and absolute discretion, subject to applicable law, to waive any of the conditions of the exchange offer as set forth under "-- Certain Conditions of the Exchange Offer" or any condition or irregularity in any tender of any old notes of any particular holder whether or not similar conditions or irregularities are waived in the case of other holders.

     Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and the related instructions, will be final and binding. No tender of old notes will be deemed to have been validly made until all defects and irregularities with respect to that tender have been cured or waived. Neither we, any of our affiliates, the exchange agent nor any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     If any letter of transmittal, endorsement, bond power, power of attorney, or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing and, unless waived by us, proper evidence satisfactory to us, in our sole and absolute discretion, of that person's authority to so act must be submitted.

     A beneficial owner of old notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact that entity promptly if that beneficial holder wishes to participate in the exchange offer.

     We reserve the right in our sole and absolute discretion to purchase or make offers for any old notes that remain outstanding subsequent to the Expiration Date and, to the extent permitted by law, purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any of those purchases or offers may differ from the terms of the exchange offer.

RESALES OF EXCHANGE NOTES

     We are making the exchange offer in reliance on the position of the staff of the Division of Corporation Finance of the SEC as set forth in certain interpretive letters addressed to parties unrelated to us in other transactions. However, we have not sought our own interpretive letter and there can be no assurance that the staff of the Division of Corporation Finance of the SEC would make a similar determination with respect to the exchange offer as it has in those interpretive letters to other parties. Based on those interpretations by the staff of the Division of Corporation Finance of the SEC and except as described in the following sentence, we believe that exchange notes issued pursuant to this exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by a holder without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that the holder is not an "affiliate," within the meaning of Rule 405 under the Securities Act, of ours, the holder acquired the exchange notes in the ordinary course of its business, the holder has no arrangement or understanding with any person to participate in the distribution of the old notes or the exchange notes within the meaning of the Securities Act, and the holder is not a broker-dealer that purchased the old notes being tendered in the exchange offer directly from us for resale pursuant to Rule 144A or another available exemption from registration under the Securities Act. Any holder of old notes who intends to participate in the exchange offer for the purpose of distributing exchange notes or to participate in a distribution of the exchange notes, or any broker dealer who purchased the old notes being tendered in the exchange offer directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

     - will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the SEC set forth in the above-mentioned interpretive letters,

     - will not be permitted or entitled to tender those old notes in the exchange offer, and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of, or other secondary resale transaction involving, notes. Any such sale, transfer or other secondary resale transaction should be covered by an effective registration statement containing the selling securityholder information required by Item 507 of Regulation S-K under the Securities Act.

In addition, as described below, if any broker-dealer holds old notes acquired for its own account as a result of market-making activities or other trading activities and exchanges those old notes for exchange notes, that broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of those exchange notes.

     Each holder of old notes who wishes to exchange old notes for exchange notes pursuant to the exchange offer will be required to represent as follows:

     - any exchange notes received by that holder will be acquired in the ordinary course of its business,

     - the holder has no arrangement or understanding with any person to participate in the distribution of the old notes or the exchange notes within the meaning of the Securities Act,

     - the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of us, or, if it is such an affiliate, the holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable (it being understood that, if we effect the exchange offer, we will not be required to register exchange notes owned by any such affiliate under the Securities Act or to make a prospectus available for the resale of those exchange notes),

     - the holder is not engaged in, and does not intend to engage in, the distribution of the exchange notes within the meaning of the Securities Act,


     - if that holder is a broker-dealer, that it will receive exchange notes in exchange for old notes that were acquired for its own account as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those exchange notes, and

     - if that holder is a broker-dealer, it did not purchase the old notes being tendered in the exchange offer directly from us for resale pursuant to Rule 144A or any other available exemption from registration under the Securities Act.

Any holder that is not able to make these representations or certain similar representations contained in the letter of transmittal will not be entitled to participate in the exchange offer or to exchange their old notes for exchange notes.

     As described above, any broker-dealer that receives exchange notes for its own account in exchange for old notes pursuant to the exchange offer must acknowledge that it acquired those old notes for its own account as a result of market-making activities or other trading activities and will be required to acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus to the buyer, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     Based on the position taken by the staff of the Division of Corporation Finance of the SEC in the interpretive letters referred to above, we believe that broker-dealers who hold old notes acquired for their own accounts as a result of market-making activities or other trading activities ("participating broker-dealers") may fulfill their prospectus delivery requirements with respect to the exchange notes received upon exchange of those old notes, other than old notes which represent an unsold allotment from the initial offering of the old notes, with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of those exchange notes. Accordingly, this prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer during the period referred to below in connection with resales of exchange notes received in exchange for old notes where those old notes were acquired by the participating broker-dealer for its own account as a result of market-making or other trading activities. Subject to provisions set forth in the registration rights agreement, we have agreed that this prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of those exchange notes for a period of 180 days after the Expiration Date, subject to exceptions, including our right to suspend the use of this prospectus as described below. However, a participating broker-dealer who intends to use this prospectus in connection with the resale of exchange notes must, on or before the Expiration Date, notify or cause the exchange agent to be notified, in the manner provided in the letter of transmittal, that it is a participating broker-dealer. Any participating broker-dealer who is an "affiliate," within the meaning of Rule 405 of the Securities Act, of ours may not rely on those interpretive letters and may not use this prospectus in connection with the resale of exchange notes.

     Pursuant to the registration rights agreement, we will be entitled from time to time, by notice to participating broker-dealers given as provided in the registration rights agreement, to require participating broker-dealers to discontinue the sale or other disposition of exchange notes pursuant to this prospectus for a period not to exceed 120 days (whether or not consecutive) in any period of twelve consecutive months under certain circumstances relating to possible acquisitions or business combinations or other transactions, business developments or other events involving us, or because of the happening of any event that makes any statement made in this prospectus or the related registration statement untrue in any material respect or as a result of which this prospectus or the related registration statement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading or which requires the making of any changes in this prospectus or that registration statement in order to make the statements therein not misleading. As used in the preceding sentence, references to this prospectus and the registration statement include the documents incorporated and deemed to be incorporated by reference in this prospectus and the registration statement. In that regard, each participating broker-dealer who receives exchange notes upon surrender of old notes pursuant to the exchange offer will be deemed to have agreed that, upon receipt of any such notice from us, that participating broker-dealer will forthwith discontinue the sale or other disposition of exchange notes pursuant to this prospectus until we have either delivered copies of a supplemented or amended prospectus or given notice that disposition of exchange notes may be resumed using the then current prospectus, as the case may be. If we give such notice to suspend the sale of the exchange notes, we will extend the 180-day period referred to above during which participating broker-dealers are entitled to use this prospectus in connection with the resale of exchange notes by the number of days during the period from and including the date of the giving of that notice to and including the date when participating broker-dealers shall have received copies of the amended or supplemented prospectus necessary to permit resales of the exchange notes or to and including the date on which participating broker-dealers have received notice that the disposition of exchange notes may be resumed using the then current prospectus.

WITHDRAWAL RIGHTS

     Except as otherwise provided herein, tenders of old notes may be withdrawn at any time on or prior to the Expiration Date.

     In order for a withdrawal to be effective, a written or facsimile transmission of a notice of withdrawal must be received by the exchange agent at one of its addresses set forth under "-- Exchange Agent" on or prior to the Expiration Date. Any notice of withdrawal must:

     - specify the name of the person who tendered the old notes to be withdrawn and the aggregate principal amount of old notes being withdrawn,

     - identify the previously tendered old notes to be withdrawn, including the registration numbers and principal amount of those old notes or, in the case of old notes transferred by a book-entry transfer through DTC, the name and number of the account at DTC to be credited with the old notes being withdrawn,

     - if old notes in certificated form were tendered, contain the name of the registered holder of the old notes, if different from that of the person who tendered the old notes, and

     - be signed by the holder in the same manner as the original signature on the letter of transmittal (if used), including any required signature guarantees or, if an agent's message was submitted instead of a letter of transmittal, the withdrawal notice must be transmitted by DTC and received by the exchange agent in the same manner as the agent's message originally tendering the old notes for exchange.

If old notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must comply with DTC's procedures. Withdrawals of tenders of old notes may not be rescinded. Old notes properly withdrawn will not be deemed validly tendered for purposes of the exchange offer, but may be retendered at any subsequent time on or prior to the Expiration Date by following the procedures described under "-- Procedures for Tendering Old Notes."

     All questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices will be determined by us, in our sole and absolute discretion, and that determination will be final and binding on all parties. Neither we, our affiliates, the exchange agent nor any other person shall be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any old notes which have been tendered but which are withdrawn will be returned to the holder thereof or, in the case of old notes tendered by book-entry transfer, will be credited to the account at DTC designated in the notice of withdrawal promptly after withdrawal.

INTEREST ON THE EXCHANGE NOTES


     The exchange notes will bear interest from May 1, 2002. The first interest payment date for the exchange notes will be November 1, 2002 and the interest payable on the exchange notes on that date will be paid to the persons in whose names the exchange notes are registered at the close of business on October 15, 2002. Because the exchange notes will not be issued until after May 1, 2002, holders of the exchange notes will not be entitled to receive the interest payable on the interest payment date falling on May 1, 2002. Instead, interest payable on the interest payment date falling on May 1, 2002 will be payable on the old notes and will be paid to the persons in whose names the old notes are registered at the close of business on April 15, 2002.

     Holders of old notes whose old notes are accepted for exchange will not receive accrued interest on those old notes for any period from and after the interest payment date falling on May 1, 2002, and will be deemed to have waived the right to receive any interest on those old notes accrued from and after that interest payment date.


CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provisions of the exchange offer or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any old notes for any exchange notes and, as described below, may terminate the exchange offer, whether or not any old notes have theretofore been accepted for exchange, if the exchange offer violates applicable law or any applicable interpretation of the staff of the SEC.

     If we determine in our sole and absolute discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, we may, subject to applicable law, terminate the exchange offer, whether or not any old notes have theretofore been accepted for exchange, or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. If we determine, in our sole and absolute discretion, that any such waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose that waiver or amendment by means of a supplement to this prospectus and we will extend the exchange offer to the extent required by Rule 14e-1 under the Securities Exchange Act.

EXCHANGE AGENT

     JPMorgan Chase Bank has been appointed as exchange agent for the exchange offer. Delivery of the certificates evidencing the old notes, book-entry confirmations, agent's messages, letters of transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this prospectus, the letter of transmittal or the notice of guaranteed delivery should be directed to the exchange agent as follows:

                 By Mail, Overnight Courier, or Hand Delivery:

                              JPMorgan Chase Bank
                         55 Water Street, Second Floor
                           Room 234 -- North Building
                            New York, New York 10041
                    Reference: Weyerhaeuser Company Exchange

                  To Confirm by Telephone or for Information:

                                 (212) 638-0459
                            Attention: Victor Matis
                    Reference: Weyerhaeuser Company Exchange

                            Facsimile Transmissions:

                             (212) 638-7380 or 7381
                    Reference: Weyerhaeuser Company Exchange
                             Confirm by Telephone:
                                 (212) 638-0459
                            Attention: Victor Matis
                    Reference: Weyerhaeuser Company Exchange

     Delivery to other than one of the above addresses or facsimile numbers will not constitute a valid delivery.

FEES AND EXPENSES

     We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses. We will also, upon request, reimburse brokerage houses and other custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of old notes, and in handling or tendering for their customers. We will not make any other payments to brokers, dealers or others soliciting acceptances of the exchange offer.

     Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with those exchanges. If, however, exchange notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then the amount of any transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of those taxes or exemption from those taxes is not submitted with the applicable letter of transmittal or agent's message, the amount of those transfer taxes will be billed directly to the tendering holder.

                       DESCRIPTION OF THE EXCHANGE NOTES


     The old notes were issued and the exchange notes will be issued under an indenture dated as of April 1, 1986, as amended and supplemented by a first supplemental indenture dated as of February 15, 1991, a second supplemental indenture dated as of February 1, 1993, a third supplemental indenture dated as of October 22, 2001, and a fourth supplemental indenture dated as of March 12, 2002, each between us and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank and Chemical Bank), as trustee. We refer to the indenture, as so amended and supplemented, as the "Indenture." The following summary of selected provisions of the Indenture and the notes is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture and the notes. Copies of the Indenture and the forms of certificates evidencing the notes have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part and you may obtain copies of those documents as described below under "Available Information" and "Incorporation by Reference."



     In this section, references to "Weyerhaeuser," "we," "our" and "us" mean Weyerhaeuser Company excluding, unless the context otherwise requires or otherwise expressly stated, its subsidiaries, and references to "Willamette" or "Willamette Industries, Inc." mean Willamette Industries, Inc. excluding, unless the context otherwise requires or otherwise expressly stated, its subsidiaries. Capitalized terms that are used in the following summary but not defined have the meanings given to those terms in the Indenture. The numerical references appearing in parentheses in the following summary are to sections of the Indenture.


GENERAL

     The Indenture provides that we may issue debt securities ("debt securities") under the Indenture from time to time in one or more series and permits us to establish the terms of each series of debt securities at the time of issuance. The Indenture does not limit the amount of debt securities that we may issue under the Indenture and provides the debt securities may be denominated and payable in foreign currencies or units based on or relating to foreign currencies.

     The old notes and the exchange notes will constitute a separate series of debt securities under the Indenture, initially limited to $750,000,000 in aggregate principal amount. Under the Indenture we may, without the consent of the holders of the notes, "reopen" the series and issue additional old notes and exchange notes from time to time in the future. The old notes, the exchange notes and any additional notes we may issue in the future upon such a reopening will constitute a single series of debt securities under the Indenture. This means that, in circumstances where the Indenture provides for the holders of debt securities of any series to vote or take any other action as a single class, the old notes and the exchange notes, as well as any additional old notes or exchange notes that we may issue by reopening the series, will vote or take that action as a single class.


     The notes are unsecured and unsubordinated obligations of Weyerhaeuser. The notes are not obligations of any of our subsidiaries. See "-- Ranking" below.

     The exchange notes will mature on November 1, 2008. Interest on each exchange note will accrue from May 1, 2002 at the rate of 5.95% per annum, payable semi-annually in arrears on May 1 and November 1 of each year to the person in whose name that exchange note is registered at the close of business on the April 15 or October 15, as the case may be, next preceding the applicable payment date. The first interest payment date for the exchange notes will be November 1, 2002 and the interest payable on the exchange notes on that date will be paid to the persons in whose names the exchange notes are registered at the close of business on October 15, 2002. Because the exchange notes will not be issued until after May 1, 2002, holders of the exchange notes will not be entitled to receive the interest payable on the interest payment date falling on May 1, 2002. Instead, interest payable on the interest payment date falling on May 1, 2002 will be payable on the old notes and will be paid to the persons in whose names the old notes are registered at the close of business on April 15, 2002.



     Interest on the exchange notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. Holders of old notes that are exchanged for exchange notes pursuant to the exchange offer will not receive accrued interest on those old notes for any period from and after the interest payment date falling on May 1, 2002. See "The Exchange Offer -- Interest on the Exchange Notes."


     The exchange notes do not provide for any additional interest to be paid on those notes pursuant to the registration rights agreement.


     If an interest payment date, redemption date or maturity date of any exchange note falls on a day that is not a business day, then the payment of principal, premium, if any, or interest, as the case may be, due in respect of that exchange note on that date need not be made on that date, but may be made on the next succeeding business day with the same force and effect as if made on that interest payment date, redemption date or maturity date, as the case may be, and no interest will accrue for the period after that date.


     The exchange notes will be issued in fully registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The exchange notes will be denominated and payable in U.S. dollars.

     The exchange notes will be issued in book-entry form and will be evidenced by one or more registered global certificates without coupons, which we sometimes refer to as "global exchange notes," registered in the name of Cede & Co., as nominee for DTC. Holders of interests in global exchange notes will not be entitled to receive exchange notes in definitive certificated form, which we sometimes refer to as "certificated exchange notes," registered in their names except in the limited circumstances described below. See "-- Book-Entry; Delivery and Form" for a summary of selected provisions applicable to the depositary arrangements.


     Exchange notes in certificated form may be presented for payment and surrendered for registration of transfer and exchange at our agency maintained for that purpose in the Borough of Manhattan, The City of New York, currently the office of the trustee located at 55 Water Street, Second Floor, Room
234 -- North Building, New York, New York 10041. Except as provided under "The Exchange Offer -- Fees and Expenses," holders will not be required to pay any charge for the registration of transfer or exchange of notes, other than any tax or other governmental charge payable in connection with the transfer or exchange, but subject to the limitations provided in the Indenture.


     Payment of interest on global exchange notes will be made to DTC or its nominee. Payment of interest on certificated exchange notes, if issued, will be made against presentation of those notes at the agency referred to in the preceding paragraph or, at our option, by mailing checks payable to the persons entitled to that interest to their addresses as they appear in the note register.

     The exchange notes will not be entitled to the benefit of any sinking fund and will not be subject to repurchase by us at the option of the holders prior to maturity. Except to the limited extent described below under "Consolidation, Merger, Conveyance or Transfer," the Indenture does not contain any provisions that are intended to protect holders of exchange notes in the event of a highly-leveraged or similar transaction affecting us. The Indenture does not limit the incurrence of debt by us or any of our subsidiaries.

RANKING



     The notes are our obligations exclusively and are not be the obligations of any of our subsidiaries. Although we are an operating company and hold many of our assets directly, a portion of our consolidated assets is held by our subsidiaries. Accordingly, our cash flow and the consequent ability to service our debt, including the notes, and to pay amounts due in respect of our other obligations are dependent in part upon the results of operations of our subsidiaries and the distribution of funds by those subsidiaries to us. The ability of our subsidiaries to provide funds to us is contingent upon the results of operations and financial condition of those subsidiaries, may be limited by restrictive covenants in various instruments and agreements and is subject to various other business considerations.



     Because a portion of our assets is held by our subsidiaries, our obligations under the notes are effectively subordinated to all existing and future liabilities, including indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations, of our subsidiaries. As a result, our rights and the rights of our creditors, including holders of the notes, to receive assets of any subsidiary upon its liquidation or reorganization are subject to the prior claims of that subsidiary's creditors, except to the extent that we ourselves may be a creditor with recognized claims against that subsidiary, in which case our claims would still be effectively subordinated to any mortgages or other liens on the assets of that subsidiary and would be subordinated to any indebtedness of that subsidiary senior to that held by us. Although some debt instruments to which we and some of our subsidiaries are parties impose limitations on the incurrence of additional indebtedness, both we and our subsidiaries retain the ability to incur substantial additional indebtedness and other liabilities.



     As of December 30, 2001, on a pro forma basis after giving effect to the completion of our tender offer for shares of common stock of Willamette, the consummation of the second-step merger pursuant to which Willamette became our wholly-owned subsidiary and related transactions, and the sale of $5.5 billion of debt securities that we issued on March 12, 2002 as described under "Recent Developments -- Sale of $5.5 Billion of Debt Securities" and the incurrence of bank borrowings and the application of the estimated net proceeds from the sale of those debt securities and the proceeds from those borrowings to pay the purchase price of shares of Willamette common stock acquired in the tender offer and the second-step merger and related costs and expenses as if those transactions had occurred as of December 30, 2001:



     - we would have had approximately $11.4 billion of indebtedness, calculated on an unconsolidated basis, and



     - our subsidiaries would have had approximately $5.3 billion of total liabilities, excluding liabilities to us and other intercompany liabilities.



In addition, at the time of the consummation of the tender offer, we incurred approximately $500 million of additional indebtedness under the Credit Facilities to repay approximately $500 million of Willamette's indebtedness (including approximately $116 million of indebtedness incurred by Willamette subsequent to December 31, 2001). The incurrence of this indebtedness by us and Willamette and the repayment of this indebtedness is not reflected in the pro forma amounts appearing above. Following that repayment, Willamette had outstanding approximately $1.3 billion of indebtedness. We guaranteed most of Willamette's indebtedness, effective upon consummation of the second-step merger.



     We plan to merge Willamette Industries, Inc., the Willamette parent company, with and into Weyerhaeuser Company, the Weyerhaeuser parent company, with Weyerhaeuser Company as the surviving corporation, whereupon the separate corporate existence of Willamette Industries, Inc. will cease. See "Recent Developments--Acquisition of Willamette Industries, Inc." Consummation of the parent company merger will require that we take a number of actions and, as a result, we have not yet established a proposed date for completion of the parent company merger nor can we assure you that the parent company merger will be consummated. The remaining Credit Facilities provide that, if the parent company merger is not consummated by March 31, 2003, Willamette Industries, Inc., the Willamette parent company, will be required to guarantee borrowings and other amounts due under the remaining Credit Facilities, in which case it would also be required, under the Indenture, to guarantee the notes and other debt securities outstanding under the Indenture. However, if Willamette Industries, Inc. guarantees the notes and other debt securities outstanding under the Indenture, that guarantee will terminate upon the earlier of (1) the termination of its guarantee of borrowings under the Credit Facilities and (2) the effectiveness of the parent company merger. Moreover, if the parent company merger is consummated before March 31, 2003, the covenant in the Indenture requiring that Willamette Industries, Inc. guarantee the notes and other debt securities will terminate. Accordingly, we intend to consummate the parent company merger before March 31, 2003. See "-- Possible Guarantee of Debt Securities."



OPTIONAL REDEMPTION



     The notes are redeemable, in whole or from time to time in part, at our option on any date at redemption price equal to the greater of:



          (1) 100% of the principal amount of the notes to be redeemed, and



          (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the applicable redemption date) discounted to that redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, plus, in the case of both clause (1) and clause (2) above, accrued and unpaid interest on the principal amount of the notes being redeemed to that redemption date. Notwithstanding the foregoing, payments of interest on the notes that are due and payable on or prior to a date fixed for redemption of notes will be payable to the holders of those notes registered as such at the close of businesses on the relevant record dates according to their terms and the terms and provisions of the Indenture.



     "Treasury Rate" means, with respect to any redemption date for the notes,



          (1) the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15 (519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Final Maturity Date for the notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), or


          (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Treasury Rate will be calculated on the third Business Day preceding the applicable redemption date. As used in the immediately preceding sentence and in the definition of "Reference Treasury Dealer Quotations" below, the term "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close.

     "Comparable Treasury Issue" means, with respect to any redemption date for the notes, the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed.

     "Comparable Treasury Price" means, with respect to any redemption date for the notes, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

     "Final Maturity Date" means November 1, 2008.

     "Independent Investment Banker" means, with respect to any redemption date for the notes, Morgan Stanley & Co. Incorporated and its successors or J.P. Morgan Securities Inc. and its successors, whichever is selected by the trustee after consultation with us, or, if both such firms or the respective successors, if any, to such firms, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the trustee after consultation with us.

     "Reference Treasury Dealer" means, with respect to any redemption date for the notes, Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc. and their respective successors (provided, however, that if any such firm or any such successor, as the case may be, ceases to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the trustee, after consultation with us, will substitute therefor another Primary Treasury Dealer), and two other Primary Treasury Dealers selected by the trustee after consultation with us.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date for the notes, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that redemption date.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed at the holder's registered address. If less than all the notes are to be redeemed at our option, the trustee will select, in a manner it deems fair and appropriate, the notes, or portions of the notes, to be redeemed.

     Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions of notes called for redemption on that redemption date.

CERTAIN RESTRICTIONS

     The following restrictions apply to the notes and to each other series of debt securities issued under the Indenture, unless the terms of any such other series of debt securities provide otherwise.

     Limitation on Liens. The Indenture states that, unless the terms of any series of debt securities provide otherwise, if Weyerhaeuser or any Subsidiary, as defined in the Indenture, issues, assumes or guarantees any indebtedness for money borrowed ("Debt") secured by a mortgage, pledge, security interest or other lien (collectively, a "Mortgage") on:

     - any timber or timberlands of Weyerhaeuser or that Subsidiary located in the states of Washington, Oregon, California, Arkansas or Oklahoma, or

     - any principal manufacturing plant of Weyerhaeuser or that Subsidiary located anywhere in the United States,

Weyerhaeuser must secure or cause that Subsidiary to secure the debt securities (together with, if Weyerhaeuser so determines, any other indebtedness of or guaranteed by Weyerhaeuser or that Subsidiary ranking equally with the debt securities and then existing or created later) equally and ratably with, or prior to, that Debt. Notwithstanding the restrictions described in the preceding sentence, Weyerhaeuser or any Subsidiary may issue, assume or guarantee secured Debt that would otherwise be subject to those restrictions in an aggregate amount that, together with:

     - all other such Debt of Weyerhaeuser and its Subsidiaries, and

     - all Attributable Debt, as defined in the Indenture, in respect of Sale and Lease-Back Transactions, as defined below, existing at that time, other than Sale and Lease-Back Transactions permitted because Weyerhaeuser would be entitled to incur Debt secured by a Mortgage on the property to be leased without equally and ratably securing the debt securities pursuant to provisions described elsewhere under this caption "-- Limitation on Liens" and other than Sale and Leaseback Transactions the proceeds of which have been applied in accordance with clause (b) of the second paragraph under "-- Limitation on Sale Lease-Back Transactions" below, does not exceed 5% of the shareholders' interest in Weyerhaeuser and its consolidated Subsidiaries, as defined in the Indenture, as shown on the audited consolidated balance sheet contained in Weyerhaeuser's latest annual report to shareholders.


     The term "principal manufacturing plant" does not include any manufacturing plant that in the opinion of the Board of Directors is not a principal manufacturing plant of Weyerhaeuser and its Subsidiaries. The exercise of the Board of Directors' discretion in determining which plants are "principal manufacturing plants" could have the effect of limiting the application of the limitation on liens.


     The following types of transactions are not deemed to create Debt secured by a Mortgage:

     - the sale, Mortgage or other transfer of timber in connection with an arrangement under which Weyerhaeuser or a Subsidiary is obligated to cut some or all of that timber to provide the transferee with a specified amount of money however determined; and

     - the Mortgage of any property of Weyerhaeuser or any Subsidiary in favor of the United States or any State, or any department, agency or instrumentality of either, to secure any payments to Weyerhaeuser or any Subsidiary pursuant to any contract or statute.

     The limitation on liens covenant will not apply to:

          (a) Mortgages securing Debt of a Subsidiary to Weyerhaeuser or another Subsidiary;

          (b) Mortgages created, incurred or assumed contemporaneously with, or within 90 days after, the acquisition, improvement or construction of the mortgaged property to secure or provide for the payment of any part of the purchase price of that property or the cost of that construction or improvement, provided that, in the case of construction or improvement, the Mortgage does not apply to any property previously owned by Weyerhaeuser or any Subsidiary other than unimproved real property on which the property so constructed, or the improvement, is located;

          (c) Mortgages existing at the time of acquisition of the mortgaged property; or

          (d) any extension, renewal or replacement of any Mortgage described in
     (b) or (c) above so long as the principal amount of the secured indebtedness is not increased and the extension, renewal or replacement is limited to all or part of the same property secured by the Mortgage so extended, renewed or replaced. (Section 3.6)

     Limitation on Sale and Lease-Back Transactions. The Indenture states that, unless the terms of any series of debt securities provide otherwise, neither Weyerhaeuser nor any Subsidiary may lease any real property in the United States, except for temporary leases for a term of not more than three years, which property has been or is to be sold or transferred by Weyerhaeuser or that Subsidiary to the lessor (a "Sale and Lease-Back Transaction").

     This limitation will not apply to any Sale and Lease-Back Transaction if:


          (a) Weyerhaeuser or the applicable Subsidiary would be entitled to incur Debt secured by a Mortgage on the leased property without equally and ratably securing the debt securities as described under "-- Limitation on Liens" above, or


          (b) Weyerhaeuser, within 90 days of the effective date of the Sale and Lease-Back Transaction, applies an amount equal to the fair value, as determined by the Board of Directors, of the leased property to the retirement of Debt that matures at, or is extendable or renewable at the option of the obligor to, a date more than 12 months after the date of the creation of that Debt. (Section 3.7)


POSSIBLE GUARANTEE OF DEBT SECURITIES



     The following covenants apply to the notes and to each other series of debt securities currently outstanding under the Indenture and will apply to each other series of debt securities which may be issued under the Indenture in the future unless the terms of any such future series of debt securities provide otherwise.



     Covenant to Provide Guarantee; Termination of Guarantee. The Indenture provides that, unless the terms of any series of debt securities provide otherwise, Weyerhaeuser will not cause or permit Willamette to guarantee, directly or indirectly (a "Bank Guarantee"), any indebtedness, borrowings or other obligations of Weyerhaeuser under any Credit Agreement, as defined below, unless:



          (1) Willamette, Weyerhaeuser and the trustee shall execute and deliver a supplemental indenture pursuant to which Willamette shall unconditionally guarantee the due and punctual payment of the principal of, and premium, if any, and interest on, and any sinking fund payments with respect to, all of the debt securities when due, whether such debt securities are outstanding on the date of such supplemental indenture or are thereafter issued (other than any debt securities of a series the terms of which expressly provide that the debt securities of such series are not entitled to the benefits of this covenant), and



          (2) such supplemental indenture shall have been executed and delivered by Willamette, Weyerhaeuser and the trustee and shall have become effective no later than the time that such Bank Guarantee of Willamette shall become effective;



provided that Weyerhaeuser will not be required to make a notation on the debt securities of any series to reflect the Guarantee or to endorse the Guarantee on the debt securities of any series if the debt securities of that series were originally issued prior to the date of the supplemental indenture referred to in clause (2) above; and provided, further, that, upon the earlier of (a) termination of all of Willamette's Bank Guarantees and (b)(i) the effectiveness of the Weyerhaeuser/Willamette Merger and (ii) the termination of the separate corporate existence of Willamette as a result of such merger, and, in the case of both clause (a) and (b), delivery by Weyerhaeuser to the trustee of the officers' certificate and opinion of counsel required by the Indenture (including an opinion of counsel to the effect any Bank Guarantees provided by Willamette have terminated), Willamette shall be released from all of its obligations under the Indenture (including the applicable supplemental indenture) and the Guarantee and the Guarantee shall terminate (provided that Weyerhaeuser's obligations under this paragraph shall remain in effect, and, as a result, Willamette and Weyerhaeuser may thereafter be required to enter into another supplemental indenture as set forth above, unless and until Weyerhaeuser's obligations under this paragraph shall be terminated as described in the following paragraph).



     The Indenture further provides that the covenant described in the immediately preceding paragraph shall terminate upon (a) the effectiveness of the Weyerhaeuser/Willamette Merger and (b) the termination of the separate corporate existence of Willamette as a result of such merger; provided that Weyerhaeuser shall have delivered to the trustee the officers' certificate and opinion of counsel required by the Indenture (including, in the event that Willamette shall have provided one or more Bank Guarantees, an opinion of counsel to the effect that such Bank Guarantees have terminated).



     The Indenture further provides that, in the event that the covenant to provide a Willamette Guarantee as described in the second preceding paragraph is terminated pursuant to the provisions described in the immediately preceding paragraph and, thereafter, the Weyerhaeuser/Willamette Merger is set aside or reversed or the separate corporate existence of Willamette is reinstated, then, to the fullest extent permitted by applicable law,



        (1) such covenant shall be automatically reinstated, and



        (2) if Willamette shall have been released from its obligations under the Indenture and the Guarantee with respect to the debt securities of any series upon the effectiveness of the Weyerhaeuser/Willamette Merger, Willamette's obligations under the Indenture (including any applicable supplemental indenture) and the Guarantee with respect to the debt securities of such series shall be automatically reinstated,



all as if the Weyerhaeuser/Willamette Merger had not taken place but subject thereafter to termination of such covenant upon the terms and conditions set forth in the immediately preceding paragraph and to the release of Willamette's obligations under the Indenture (including any applicable supplemental indenture) and the Guarantee upon the terms and conditions set forth in the second preceding paragraph. The Indenture also provides that, if Willamette's obligations under the Indenture are reinstated as described in the preceding sentence, then the additional Events of Default described below under "-- Covenant to Provide Additional Events of Default" and specified related provisions of the Indenture shall also be reinstated, but subject thereafter to termination of such Events of Default and those related provisions upon the terms and conditions set forth under "-- Covenant to Provide Additional Events of Default."



     In the event that Willamette and Weyerhaeuser enter into the supplemental indenture described above, that supplemental indenture will expressly provide that the obligations of Willamette under its Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of Willamette, result in the obligations of Willamette under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable federal or state law.



     The remaining Credit Agreements provide that, if Willamette is not merged into Weyerhaeuser by March 31, 2003, Willamette will be required to guarantee borrowings and other amounts due under the remaining Credit Agreements, in which case Willamette would also be required, under the Indenture, to guarantee the notes and other debt securities outstanding under the Indenture. See "Recent Developments -- Acquisition of Willamette Industries, Inc." However, any guarantee of notes or other debt securities by Willamette will terminate upon the earlier of (a) termination of its guarantee under the Credit Agreements and
(b) the effectiveness of the Weyerhaeuser/Willamette Merger, subject to satisfaction of the other conditions specified in the Indenture. Moreover, Weyerhaeuser intends to consummate the parent company merger prior to March 31, 2003 and, if the parent company merger is consummated prior to that date, the covenant in the Indenture requiring that Willamette guarantee the notes and other debt securities will terminate, subject to satisfaction of the other conditions specified in the Indenture.



     The Indenture also provides that, if Weyerhaeuser is discharged from its obligations in respect of the outstanding debt securities of any series pursuant to the provisions in the Indenture relating to defeasance or satisfaction and discharge, then, unless the terms of the debt securities of that series expressly provide otherwise, Willamette concurrently shall be released, automatically and without further action on the part of Weyerhaeuser, Willamette or the trustee, from all of Willamette's obligations under the Indenture (including any applicable supplemental indenture) with respect to the debt securities of that series and from all of its obligations under its Guarantee with respect to the debt securities of that series; provided that such release shall not affect Willamette's obligations under the Indenture with respect to the debt securities of any other series or its Guarantee of the debt securities of any other series, all of which shall remain in full force and effect.



     The Indenture provides that, if Willamette enters into a supplemental indenture providing a Guarantee of debt securities, the supplemental indenture also will provide that, if Weyerhaeuser shall have agreed pursuant to a registration rights agreement or other similar instrument or agreement to pay additional interest or to make similar payments with respect to the debt securities of any series, then Willamette's Guarantee, if any, of the debt securities of that series shall also be deemed to guarantee the due and punctual payment of such additional interest or other similar payments, as the case may be, on the same terms and subject to the same conditions as the guarantee of interest on the debt securities of that series.



     Covenant to Provide Additional Events of Default. The Indenture provides that, in the event that Willamette enters into a supplemental indenture providing a Guarantee of debt securities, the supplemental indenture will also provide for the following to be added as Events of Default under the Indenture. See "--Events of Default" below. If and when this occurs, the Indenture will provide that, in addition to the other

Events of Default appearing therein, an Event of Default will occur under the Indenture with respect to any series of debt securities if:



     (1) Willamette shall deny that it has any further liability under its Guarantee of all or any of the debt securities of such series or gives notice to that effect or Willamette's Guarantee of all or any of the debt securities of such series shall cease for any reason to be in full force and effect or Willamette's Guarantee of all or any of the debt securities of such series is declared or judged unenforceable or invalid in a final judgment or order issued by any court or governmental authority of competent jurisdiction (in each case other than by reason of the termination or release of such Guarantee in accordance with the provisions described above under "--Covenant to Provide Guarantee; Termination of Guarantee"), provided that this clause (1) shall not be applicable to the debt securities of such series if the terms of the debt securities of such series expressly provide that the debt securities of such series are not entitled to the benefit of the covenant described above in the first paragraph under "--Covenant to Provide Guarantee; Termination of Guarantee;" or



     (2) specified events of bankruptcy, insolvency or reorganization have occurred and are continuing with respect to Willamette, provided that this clause (2) shall not be applicable to the debt securities of such series if the terms of the debt securities of such series expressly provide that the debt securities of such series are not entitled to the benefit of the covenant described above in the first paragraph under "--Covenant to Provide Guarantee; Termination of Guarantee".



     The Indenture further provides that, if Willamette is released from its obligations under the Indenture with respect to the debt securities of any series and from its obligations under its Guarantee with respect to the debt securities of that series as described above under "-- Covenant To Provide Guarantee; Termination of Guarantee," then, automatically and without further action on the part of Weyerhaeuser, Willamette or the trustee, the foregoing additional Events of Default shall cease to be effective with respect to the debt securities of that series (provided that such cessation shall not affect such Events of Default insofar as they pertain to any other series of debt securities), and, if the covenant described above in the first paragraph under the caption "--Covenant to Provide Guarantee; Termination of Guarantee" shall terminate as provided in the second paragraph under that caption, then, automatically and without further action on the part of Weyerhaeuser, Willamette or the trustee, the foregoing additional Events of Default, the parenthetical clause appearing in subparagraph (d) in the first paragraph under "-- Events of Default" below and the modifications to the Indenture described in the third paragraph under "-- Events of Default" below shall terminate and cease to be effective as to all series of debt securities, but subject to reinstatement of such Events of Default, parenthetical clause and modifications upon the terms and conditions specified in the third paragraph under the caption "-- Covenant to Provide Guarantee; Termination of Guarantee."



  Definitions



     The following definitions appear in the Indenture. As described under "Recent Developments -- Acquisition of Willamette Industries, Inc.," the bridge revolving credit facility referred to in the definition of "Credit Agreements" has been terminated.



     "Credit Agreements" means:



          (1) the 364-Day Revolving Credit Facility Agreement dated as of February 8, 2002 among Weyerhaeuser Company, Weyerhaeuser Real Estate Company, the lenders named therein and the other parties thereto and any related notes, letters of credit and guarantees,



          (2) the Competitive Advance and Revolving Credit Facility Agreement dated as of February 8, 2002 among Weyerhaeuser Company, the lenders, swingline bank and fronting bank named therein and the other parties thereto, and any related notes, letters of credit and guarantees, and



          (3) the Bridge Revolving Credit Facility Agreement dated as of February 8, 2002 among Weyerhaeuser Company, the lenders named therein and the other parties thereto and any related notes, letters of credit and guarantees, in each case as the same may be amended, modified, supplemented or restated or refunded, refinanced, restructured, replaced, renewed, repaid or extended from time to time (whether with the original agents, lenders and other parties thereto or other agents, lenders or other parties thereto and whether under the original such Credit Agreement or any other credit agreements or otherwise), and including any of the foregoing that shall extend the maturity or increase the amount of borrowings or available borrowings thereunder.



     "Guarantee" means Willamette's guarantee set forth in a supplemental indenture executed pursuant to the covenant described in the first paragraph above under "-- Covenant to Provide Guarantee; Termination of Guarantee" and any guarantee of a debt security by Willamette that is endorsed on a debt security authenticated and made available for delivery pursuant to the Indenture, collectively, or all or any such guarantees, as the context shall require.



     "Weyerhaeuser/Willamette Merger" means a statutory merger pursuant to which Willamette shall be merged with and into Weyerhaeuser, with Weyerhaeuser being the surviving corporation and whereupon the separate corporate existence of Willamette shall cease.



     "Willamette" means Willamette Industries, Inc., an Oregon corporation.



     Fraudulent Conveyance and Similar Considerations. In the event that Willamette enters into a supplemental indenture providing its Guarantee, its obligations under the Guarantee may be subject to review under various laws for the protection of creditors, including federal and state fraudulent conveyance and fraudulent transfer laws, if a bankruptcy case or other lawsuit, including in circumstances where bankruptcy is not involved, is commenced by or on behalf of any creditor of Willamette or a representative of any of its creditors. If a court in that case or lawsuit were to find that, at the time Willamette entered into the supplemental indenture, Willamette



          (a) intended to hinder, delay or defraud any existing or future creditor or



          (b) did not receive fair consideration or reasonably equivalent value for issuing its Guarantee, including because the Guarantee was incurred for the benefit of Weyerhaeuser and only indirectly for the benefit of Willamette, and that Willamette either



          (1)  was insolvent or rendered insolvent by reason of its Guarantee,



          (2) was engaged or was about to engage in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital, or



          (3) intended to or believed that it would incur debts beyond its ability to pay its debts as they matured or became due,



the court could void Willamette's obligations under its Guarantee, subordinate that Guarantee to other indebtedness of Willamette, direct that holders of debt securities return any amounts paid under that Guarantee to Willamette or to a fund for the benefit of its creditors, or take other action detrimental to the holders of the debt securities.



     The measure of insolvency for purposes of the matters described in the preceding paragraph will vary depending upon the law of the jurisdiction being applied. Generally, however, a company will be considered insolvent at a particular time if the sum of its debts, including contingent liabilities, at that time is greater than the then fair value of its assets or if the fair saleable value of its assets at that time is less than the amount that would be required to pay its probable liability on its existing debts as they become absolute and mature. There can be no assurance, however, as to what standard a court would apply to evaluate the parties' intent or to determine whether Willamette was insolvent at the time of or rendered insolvent by providing its Guarantee or that, regardless of the standard, a court would not determine that Willamette was insolvent at the time of or rendered insolvent by providing its Guarantee.

     As described above, the applicable supplemental indenture will provide that the obligations of Willamette under its Guarantee will be limited to the maximum amount that will result in the obligations of Willamette under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable federal or state law. However, there can be no assurance that, notwithstanding this limitation, a court would not find that the Guarantee violated applicable fraudulent conveyance or fraudulent transfer laws.



     If a bankruptcy or insolvency proceeding were commenced with respect to Willamette, a court might also find that its Guarantee constituted a preferential transfer under federal bankruptcy laws because, among other things, it was provided in respect of a pre-existing debt. If the Guarantee were determined to constitute a preferential transfer and if the Guarantee was entered into within 90 days, or possibly one year, prior to the commencement of the bankruptcy or insolvency proceedings with respect to Willamette, the court could void Willamette's obligations under its Guarantee, direct that holders of debt securities return any amounts paid under that Guarantee to Willamette or to a fund for the benefit of its creditors, or take other actions detrimental to the holders of the debt securities.


EVENTS OF DEFAULT

     An Event of Default will occur under the Indenture with respect to any series of debt securities if:

          (a) Weyerhaeuser fails to pay when due any installment of interest on any of the debt securities of that series and that default continues for 30 days,

          (b) Weyerhaeuser fails to pay when due all or any part of the principal of and premium, if any, on any of the debt securities of that series, whether at maturity, upon redemption, upon acceleration or otherwise,

          (c) Weyerhaeuser fails to deposit any sinking fund payment when due on any of the debt securities of that series,


          (d) Weyerhaeuser defaults in the performance of, or breaches, any other covenant or warranty in respect of the debt securities of that series and that default or breach continues for 90 days (or 10 days in the case of the covenant described above under "-- Possible Guarantee of Debt Securities," unless this parenthetical clause shall have been terminated pursuant to the provisions described above under the caption "-- Possible Guarantee of Debt Securities -- Covenant to Provide Additional Events of Default," in which case this parenthetical clause shall cease to be effective for all purposes of the Indenture, or unless the terms of the debt securities of such series expressly provide that the debt securities of such series are not entitled to the benefit of the covenant described in the first paragraph under the caption the caption "-- Possible Guarantee of Debt Securities -- Covenant to Provide Guarantee; Termination of Guarantee," in which case this parenthetical clause shall not be applicable to the debt securities of such series) after written notice by the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of all series affected by that default or breach, or



          (e) specified events of bankruptcy, insolvency or reorganization with respect to Weyerhaeuser have occurred and are continuing. (Section 5.1)


     If an Event of Default due to the failure to pay the principal of, or any premium, interest or sinking fund payment, if any, on, any series of debt securities or the breach of any other covenant or warranty of Weyerhaeuser applicable to less than all series of debt securities then outstanding has occurred and is continuing, either the trustee or the holders of 25% in principal amount of the debt securities of such series then outstanding, each such series voting as a separate class, may declare the principal of and accrued interest on all the debt securities of such series to be due and payable immediately. If an Event of Default due to a default in performance of any other covenant or agreement in the Indenture applicable to all outstanding debt securities or due to certain events of bankruptcy, insolvency or reorganization of Weyerhaeuser has occurred and is continuing, either the trustee or the holders of 25% in principal amount of all debt securities then outstanding, treated as one class, may declare the principal of and accrued interest on all the debt securities to be due and payable immediately. The holders of a majority in principal amount of the debt securities of such series (or of all series, as the case may be) then outstanding may waive all defaults with respect to such series

(or with respect to all series, as the case may be) and rescind a declaration of acceleration if, prior to the entry of a judgment or decree with respect to that acceleration, Weyerhaeuser pays or deposits with the trustee a sum sufficient to pay all matured installments of interest on the outstanding debt securities of such series (or of all the debt securities, as the case may be) and the principal of all debt securities of such series (or of all the debt securities, as the case may be) that have become due otherwise than by acceleration and other expenses specified in the Indenture, and if all other Events of Default under the Indenture have been cured, waived or otherwise remedied as permitted by the Indenture. In addition, prior to the declaration of the acceleration of the maturity of the debt securities of any series, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series (or of all series, as the case may be) may waive any past default or Event of Default, except a continuing default in payment of principal of or premium, if any, or interest, if any, on the debt securities and except a default in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each debt security affected. (Sections 5.1 and 5.10)


     As described above under "-- Possible Guarantee of Debt Securities," Weyerhaeuser and Willamette may, under specified circumstances, enter into a supplemental indenture that will, among other things, add additional Events of Default to the Indenture. If that occurs, that supplemental indenture will make appropriate modifications to the provisions of the Indenture described in the preceding paragraph so that, if an Event of Default of the nature described in clause (1) or (2) under the caption "-- Possible Guarantee of Debt
Securities -- Covenant to Provide Additional Events of Defaults" (if the Event of Default of the nature described in clause (1) or (2), as the case may be, under that caption is with respect to less than all series of debt securities then outstanding) has occurred and is continuing with respect to the debt securities of any series, then the trustee or the holders of 25% in principal amount of the debt securities of such series then outstanding, each such series voting as a separate class, may declare the principal of and accrued interest on all the debt securities of such series to be due and payable as described above. That supplemental indenture will also make appropriate modifications to the provisions of Indenture described in the preceding paragraph so that, if an Event of Default of the nature described in clause (1) or (2) under the caption "-- Possible Guarantee of Debt Securities -- Covenant to Provide Additional Events of Default" (if the Event of Default of the nature described in such clause (1) or (2), as the case may be, is with respect to all series of debt securities then outstanding) has occurred and is continuing, then the trustee or the holders of 25% in principal amount of all debt securities then outstanding, treated as one class, may declare the principal of and accrued interest on all the debt securities to be due and payable as described above. These modifications will be subject to termination and reinstatement as described under "-- Possible Guarantee of Debt Securities."


     The holders of a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, provided that the direction is in accordance with law and the provisions of the Indenture and subject to exceptions provided in the Indenture. (Section 5.9) Before proceeding to exercise any right or power under the Indenture at the direction of a holder or holders, the trustee is entitled to receive from that holder or holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with that direction. (Section 6.2)

     Weyerhaeuser is required to furnish to the trustee annually a statement of two of its officers to the effect that, to their knowledge, Weyerhaeuser is not in default in the performance of the terms of the Indenture or, if they have knowledge that Weyerhaeuser is in default, specifying the default. (Section 3.5)

     The Indenture requires the trustee to give to all holders of outstanding debt securities of any series notice of any default by Weyerhaeuser with respect to that series, unless that default has been cured or waived. However, except in the case of a default in the payment of principal of or premium, if any, or interest, if any, on any outstanding debt securities of that series, the trustee is entitled to withhold that notice in the event that the board of directors, the executive committee or a trust committee of directors, trustees or specified officers of the trustee in good faith determine that withholding that notice is in the interest of the holders of the outstanding debt securities of that series. (Section 5.11)

DEFEASANCE AND DISCHARGE

     The following defeasance provisions apply to the notes and to each other series of debt securities issued under the Indenture, unless the terms of any such other series of debt securities provide otherwise.


     The Indenture provides that, unless the terms of any series of debt securities provide otherwise, Weyerhaeuser will be discharged from its obligations in respect of the Indenture and the outstanding debt securities of that series, including its obligation to comply with the provisions referred to above under "--Certain Restrictions" and "--Possible Guarantee of Debt Securities," if applicable, but excluding other specified provisions of the Indenture, such as the right of holders of debt securities of that series to receive payments of principal and interest, if any, on the original stated due dates (but not upon acceleration), and obligations to register the transfer of or exchange outstanding debt securities of that series and to replace stolen, lost or mutilated certificates. In order to be discharged from its obligations with respect to the outstanding debt securities of any series, Weyerhaeuser must, among other things:


     - irrevocably deposit in trust cash, or U.S. Government Obligations, as defined in the Indenture, which through the payment of interest and principal in accordance with their terms will provide cash, in an amount sufficient to pay the principal of (and premium, if any) and interest, if any, on and mandatory sinking fund payments, if any, in respect of the outstanding debt securities of the applicable series when those payments are due in accordance with the terms of the Indenture and those debt securities, and

     - deliver to the trustee an officers' certificate or an opinion of counsel to the effect that Weyerhaeuser has received from, or there has been published by, the Internal Revenue Service a ruling to the effect that the discharge will not be a taxable event with respect to holders of the outstanding debt securities of that series. (Section 10.1)


     In the event that Weyerhaeuser is discharged, as described above, from its obligations in respect to the outstanding debt securities of any series that are guaranteed by Willamette, then Willamette will be concurrently released from its obligations under its Guarantee of the debt securities of that series. See "--Possible Guarantee of Debt Securities" above.


MODIFICATION OF THE INDENTURE

     The Indenture provides that Weyerhaeuser and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to, among other things:

     - secure any debt securities,

     - evidence the assumption by a successor person of Weyerhaeuser's obligations under the Indenture and the debt securities,

     - add covenants for the protection of the holders of debt securities,

     - cure any ambiguity or correct any inconsistency in the Indenture or to make other changes the Board of Directors deems desirable, so long as none of those actions adversely affects the interests of the holders of debt securities,

     - establish the form or terms of the debt securities of any series, and

     - evidence the acceptance of the appointment by a successor trustee. (Section 8.1)

     The Indenture also contains provisions permitting Weyerhaeuser and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series affected, voting as one class, to add any provisions to, or change in any manner or eliminate any of the provisions of, the Indenture or modify in any manner the rights of the holders of the debt securities of each series so affected. However, Weyerhaeuser may not, without the consent of the holder of each outstanding debt security so affected:

     - extend the final maturity of any debt security,

     - reduce the principal amount of any debt security,

     - reduce the rate or extend the time of payment of interest on any debt security,

     - reduce any amount payable on redemption of any debt security,

     - impair the right of any holder of debt securities to institute suit for the payment of any debt security, or

     - reduce the percentage in principal amount of debt securities of any series the consent of the holders of which is required for any such modification. (Section 8.2)

CONSOLIDATION, MERGER, CONVEYANCE OR TRANSFER

     Weyerhaeuser may, without the consent of the trustee or the holders of debt securities, consolidate or merge with, or convey, transfer or lease all or substantially all of its assets to, any other entity, provided that any successor must be an entity organized under the laws of the United States of America or any state and must expressly assume all obligations of Weyerhaeuser under the debt securities and that other conditions are met. Following a transfer or other conveyance, except by lease, of all or substantially all of Weyerhaeuser's assets, Weyerhaeuser will be relieved of all obligations under the Indenture and the debt securities. (Article Nine)


BOOK-ENTRY; DELIVERY AND FORM



     The global exchange notes will be deposited with, or on behalf of, a custodian for DTC and registered in the name of Cede & Co., as nominee of DTC. Accordingly, holders that are not direct DTC participants, as defined below, but who wish to receive exchange notes in this exchange offer or who otherwise wish to acquire exchange notes may do so only indirectly through DTC's direct and indirect participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear"), and Clearstream Banking, societe anonyme ("Clearstream Luxembourg"). Except under the limited circumstances described below, global exchange notes may be transferred, in whole and not in part, solely to DTC or another nominee of DTC or to a successor of DTC or its nominee and beneficial interests in the global exchange notes may not be exchanged for certificated exchange notes.



     The descriptions of the operations and procedures of DTC, Euroclear and Clearstream Luxembourg set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. We take no responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.


     DTC has advised us that it is:

     - a limited-purpose trust company organized under the laws of the State of New York;

     - a "banking organization" within the meaning of the New York Banking Law;

     - a member of the Federal Reserve System;

     - a "clearing corporation" within the meaning of the New York Uniform Commercial Code, as amended; and

     - a "clearing agency" registered pursuant to Section 17A of the Securities Exchange Act.

     DTC was created to hold securities for its participants (collectively, the "participants") and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "indirect participants") that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

     We expect that, pursuant to procedures established by DTC:

     - upon deposit of each global exchange note, DTC will credit, on its book-entry registration and transfer system, the accounts of participants with an interest in the global exchange note, and

     - ownership of beneficial interests in the global exchange notes will be shown on, and the transfer of ownership interests in the global exchange notes will be effected only through, records maintained by DTC (with respect to the interests of participants) and the participants and the indirect participants (with respect to the interests of persons other than participants).

     The laws of some jurisdictions may require that some purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer beneficial interests in the exchange notes represented by a global exchange note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of person holding a beneficial interest in a global exchange note to pledge or transfer that interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical security in respect of that interest.

     So long as DTC or its nominee is the registered owner of a global exchange note, DTC or that nominee, as the case may be, will be considered the sole legal owner or holder of the exchange notes represented by that global exchange note for all purposes of the exchange notes and the Indenture. Except as provided below, owners of beneficial interests in a global exchange note will not be entitled to have the exchange notes represented by that global exchange note registered in their names, will not receive or be entitled to receive physical delivery of certificated exchange notes, and will not be considered the owners or holders of the exchange notes represented by that beneficial interest under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global exchange note must rely on the procedures of DTC and, if that holder is not a participant or an indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of exchange notes under the Indenture or that global exchange note. We understand that under existing industry practice, in the event that we request any action of holders of exchange notes, or a holder that is an owner of a beneficial interest in a global exchange note desires to take any action that DTC, as the holder of that global exchange note, is entitled to take, DTC would authorize the participants to take that action and the participants would authorize holders owning through those participants to take that action or would otherwise act upon the instruction of those holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of exchange notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the exchange notes.

     Payments with respect to the principal of and premium, if any, and interest on a global exchange note will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global exchange note under the Indenture. Under the terms of the Indenture, we and the trustee may treat the persons in whose names the exchange notes, including the global exchange notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of those amounts to owners of beneficial interests in a global exchange note. Payments by the participants and the indirect participants to the owners of beneficial interests in a global exchange note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants and indirect participants and not of DTC.


     Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream Luxembourg, as the case may be, by its respective depositary; however, those cross-market transactions will require delivery of instructions to Euroclear or Clearstream Luxembourg, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global exchange notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream Luxembourg participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream Luxembourg.



     Because of time zone differences, the securities account of a Euroclear or Clearstream Luxembourg participant purchasing an interest in a global exchange note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream Luxembourg participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream Luxembourg) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream Luxembourg as a result of sales of interest in a global exchange note by or through a Euroclear or Clearstream Luxembourg participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream Luxembourg cash account only as of the business day for Euroclear or Clearstream Luxembourg following DTC's settlement date.



     Although DTC, Euroclear and Clearstream Luxembourg have agreed to the foregoing procedures to facilitate transfers of interests in the global exchange notes among participants in DTC, Euroclear and Clearstream Luxembourg, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.



     We obtained the information in this section and elsewhere in this prospectus concerning DTC, Euroclear and Clearstream Luxembourg and their respective book-entry systems from sources that we believe are reliable, but we take no responsibility for the accuracy of any of this information.


  CERTIFICATED NOTES

     As described above, beneficial interests in the global exchange notes may not be exchanged for certificated exchange notes. However, the Indenture provides that if:


     - the depositary for the global exchange notes and for any global certificates representing old notes in book-entry form (the "global old notes" and, together with the global exchange notes, the "global notes") notifies us that it is unwilling or unable to continue as depositary for the global notes or the depositary for the global notes is no longer eligible or in good standing under the Securities Exchange Act or other applicable statute or regulation and we do not appoint a successor depositary within 90 days after we receive that notice or become aware of that ineligibility;


     - we in our sole discretion determine that the notes will no longer be represented by global notes; or

     - an Event of Default with respect to the notes has occurred and is continuing,


we will execute and the trustee will authenticate and deliver notes in definitive certificated form ("certificated notes") in exchange for interests in the global notes. In that event, only certificated exchange notes will be issued in exchange for interests in global exchange notes and only old notes in definitive certificated form will be issued in exchange for interests in global old notes. We anticipate that those certificated notes will be registered in such name or names as DTC instructs the trustee and that those instructions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interest in the global notes. Neither we nor the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related notes and each of them may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

SAME-DAY SETTLEMENT AND PAYMENT

     So long as DTC continues to make its settlement system available to us, all payments of principal of and premium, if any, and interest on the global exchange notes will be made by us in immediately available funds.

APPLICABLE LAW

     The notes and the indenture are governed by and construed in accordance with the laws of the State of New York. (Section 11.8)

TRUSTEE

     JPMorgan Chase Bank is the trustee under the Indenture and is also the exchange agent for the exchange offer. In the ordinary course of business, the trustee and its affiliates have provided and may in the future continue to provide investment banking, commercial banking and other financial services to us and our subsidiaries for which they have received and will receive compensation.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary describes some of the material United States federal income tax consequences of the exchange of old notes for exchange notes and the ownership and disposition of the exchange notes. There can be no assurance that the U.S. Internal Revenue Service, or the "IRS," will take a similar view of the purchase, ownership or disposition of the exchange notes. The discussion below is based on the Internal Revenue Code of 1986, as amended, or the "Code," administrative pronouncements, judicial decisions, and existing and proposed Treasury regulations, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described below. These statements address only the tax consequences to holders holding exchange notes as capital assets within the meaning of section 1221 of the Code. They do not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, persons holding notes whose functional currency (as defined in Code section 985) is not the U.S. dollar, persons holding notes for United States federal income tax purposes in connection with a hedging transaction, straddle, conversion transaction, or other integrated transaction, traders in securities that elect to mark to market, or holders liable for alternative minimum tax. Persons considering the exchange of old notes for exchange notes should consult their tax advisors concerning the application of United States federal income tax laws, as well as the laws of any state, local, or foreign taxing jurisdiction, to their particular situations.

     As used in this prospectus, a "U.S. holder" of a note means a beneficial owner that is, for United States federal income tax purposes:

     - a citizen or resident of the United States,

     - a corporation or partnership (including an entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise),

     - an estate the income of which is subject to United States federal income taxation regardless of its source,

     - a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person, or

     - a holder of a note whose income or gain in respect of its investment in the note is effectively connected with the conduct of a trade or business in the United States.

     As used in this prospectus, the term "non-U.S. holder" means a beneficial owner of a note that is not a U.S. holder.

  EXCHANGE OF OLD NOTES FOR EXCHANGE NOTES

     The exchange of old notes for exchange notes pursuant to this exchange offer will not be a taxable event to holders for U.S. federal income tax purposes. The exchange of old notes for the exchange notes pursuant to the exchange offer will not be treated as a taxable "exchange" for U.S. federal income tax purposes because the terms of the exchange notes will not be considered to differ materially from the terms of the old notes and because the exchange is occurring pursuant to the terms of the old notes. Accordingly, a holder will have the same adjusted basis and holding period in the exchange notes as it had in the old notes immediately before the exchange.

  SALE, EXCHANGE OR RETIREMENT OF THE EXCHANGE NOTES

     Notwithstanding the foregoing, upon the sale, exchange or retirement of an exchange note, a U.S. holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such U.S. holder's adjusted tax basis in the exchange note. For these purposes, the amount realized generally does not include any amount attributable to accrued but untaxed interest. A U.S. holder's adjusted tax basis in an exchange note generally will equal the amount it paid for the corresponding old note.


     Except to the extent attributable to accrued but unpaid interest (which will be taxable as interest), gain or loss realized on the sale, exchange or retirement of an exchange note will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement such exchange note has been held for more than one year. The excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses. Any gain realized by a U.S. holder on a sale or other disposition of an exchange note generally will be treated as U.S. source income.


  INTEREST ON THE EXCHANGE NOTES

     Interest paid on an exchange note will generally be taxable to a U.S. holder as ordinary interest income at the time it accrues or is received in accordance with the taxpayer's method of accounting for United States federal income tax purposes. A U.S. holder who purchases exchange notes with accrued interest will generally treat payments of accrued interest as a return of capital rather than as an interest payment.


  UNITED STATES FEDERAL WITHHOLDING TAX



     Generally, if you are a non-U.S. holder you will not be subject to United States federal income tax, and will be entitled to an exemption from the 30% United States federal withholding tax on any payment of principal or premium, if any, or interest on the exchange notes provided that:



     - you do not actually or constructively own 10% or more of our voting stock;



     - you are not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership; or



     - you are not a bank making a loan in the ordinary course of your business; and
either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form) and certify, under penalty of perjury, that you are not a U.S. holder, (b) you hold the exchange notes through certain foreign intermediaries and you satisfy the certification requirements of applicable U.S. Treasury regulations or (c) you otherwise provide that you are not a U.S. holder. If you are a non-U.S. holder who is not an individual or corporation (or an entity treated as a corporation for federal income tax purposes) holding the exchange notes on its own behalf, you may have substantially increased reporting requirements. In particular, in the case of exchange notes held by a foreign partnership (or foreign trust), the partners (or beneficiaries) rather than the partnership (or trust) will be required to provide the certification discussed above, and the partnership (or trust) will be required to provide certain additional information.



     If you cannot satisfy the requirements described above, payments of principal, premium, if any, and interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed IRS Form W-8BEN (or other applicable form) claiming an exemption from, or reduction in, withholding under the benefit of an applicable tax treaty.



     The 30% United States federal withholding tax generally will not apply to any gain that a non-U.S. holder realizes on the sale, exchange, retirement or other disposition of exchange notes, provided that such non-U.S. holder is not an individual who is present in the United States for 183 days or more in the taxable year of the disposition and such gain is not derived from sources within the United States.


  BACKUP WITHHOLDING


     The paying agent must file information returns with the IRS in connection with payments of interest on the exchange notes or with respect to the proceeds of the sale of exchange notes made to certain U.S. holders. Certain noncorporate U.S. holders may be subject to backup withholding (currently at a rate of 30%, which rate is scheduled to be reduced periodically through 2006) on payments of principal of, premium, if any, and interest on, and the proceeds of disposition of, an exchange note. Backup withholding will apply only if the U.S. holder:


     - fails to furnish its taxpayer identification number ("TIN"), which for an individual, would be such individual's Social Security number,

     - furnishes an incorrect TIN,

     - is notified by the IRS that it has failed to properly report payments of interest and dividends or

     - under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments.

     U.S. holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

     The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against such U.S. holder's United States federal income tax liability and may entitle such U.S. holder to a refund, provided that the required information is furnished to the IRS.

     Non-U.S. holders may have to comply with certification procedures to establish their status as non-U.S. holders in order to avoid information reporting and backup withholding tax requirements.


UNITED STATES FEDERAL ESTATE TAX



     If you are a non-U.S. holder, your estate will not be subject to United States federal estate tax on the exchange notes your estate beneficially owns at the time of your death, provided you or your estate do not own 10% or more of our voting stock.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer, as defined below, during the period referred to below in connection with resales of exchange notes received in exchange for old notes if those old notes were acquired by that participating broker-dealer for its own account as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the Expiration Date, participating broker-dealers will be entitled to use this prospectus, as amended or supplemented from time to time, in connection with the resale of exchange notes as described above, subject to exceptions, including our right to suspend the use of this prospectus as described above under "The Exchange Offer -- Resales of Exchange Notes." However, a participating broker who intends to use this prospectus in connection with the resale of exchange notes must, on or before the Expiration Date, notify or cause the exchange agent to be notified, in the manner provided in the letter of transmittal, that it is a participating broker-dealer.

     We will not receive any proceeds from any sale of exchange notes by participating broker-dealers or other persons. Exchange notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any participating broker-dealer or the purchasers of those exchange notes.

     Any broker-dealer who holds old notes acquired for its own account as a result of market-making activities or other trading activities (a "participating broker-dealer") and who receives exchange notes in exchange for those old notes pursuant to the exchange offer and resells those exchange notes must deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of those exchange notes, and such participating broker-dealer and any other broker or dealer that participates in a distribution of those exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of those exchange notes and any commissions or concessions received by any of those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We have agreed to pay all expenses incident to the performance of our obligations under the registration rights agreement and to indemnify the holders of old notes against specified liabilities, including specified liabilities under the Securities Act.

                             AVAILABLE INFORMATION


     We are subject to the information reporting requirements of the Securities Exchange Act and we file periodic reports, proxy statements and other information with the SEC relating to our business, financial results and other matters. The reports, proxy statements and other information we file may be inspected and copied at prescribed rates at the SEC's Public Reference Room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and should be available for inspection and copying at the SEC's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 233 Broadway, New York, New York 10007. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains reports, proxy statements and other information regarding issuers like us that file electronically with the SEC. The address of the SEC's internet site is www.sec.gov. Our SEC filings are also available at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York, the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois, and the Pacific Exchange, 301 Pine Street, San Francisco, California.

     This prospectus constitutes part of a registration statement on Form S-4 that we have filed under the Securities Act. As permitted by the SEC's rules, this prospectus omits some of the information and all of the exhibits included and incorporated by reference in the registration statement. You may read and copy the information and exhibits omitted from this prospectus but contained or incorporated by reference in the registration statement at the public reference facilities maintained by the SEC in Washington, D.C. and Chicago, Illinois.

     Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed as an exhibit to the registration statement or to a document incorporated or deemed to be incorporated by reference in the registration statement, each of those statements being qualified in all respects by this reference.

                           INCORPORATION BY REFERENCE

     We have elected to incorporate by reference information into this prospectus. By incorporating by reference, we can disclose important information to you by referring to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except as described in the following sentence. Any statement in this prospectus or in any document which is incorporated or deemed to be incorporated by reference in this prospectus will be deemed to have been modified or superseded to the extent that a statement contained in this prospectus, any supplement to this prospectus or any document that we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed to be a part of this prospectus except as so modified or superseded.

     This prospectus incorporates by reference the following documents that we have previously filed with the SEC:


     - Annual Report on Form 10-K for the fiscal year ended December 30, 2001;
       and



     - Current Reports on Form 8-K filed on January 24, 2002, January 29, 2002, February 26, 2002, February 28, 2002 and March 28, 2002.


We are also incorporating by reference all other reports that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and until the completion of the exchange offer or, if this prospectus is being used in connection with the resale of exchange notes by participating broker-dealers as described under "Plan of Distribution," the 180th day after the Expiration Date or such later date to which we may have extended that 180-day period as described under "The Exchange Offer -- Resales of Exchange Notes."

     We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any of the documents that we have incorporated by reference into this prospectus, other than exhibits unless the exhibits are specifically incorporated by reference in those documents. To receive a copy of any of the documents incorporated by reference in this prospectus, other than exhibits unless they are specifically incorporated by reference in those documents, call or write to our Director of Investor Relations at Weyerhaeuser Company, P.O. Box 9777, Federal Way, Washington 98063-9777, telephone (253) 924-2058. The information relating to us contained in this prospectus is not complete and should be read together with the information contained in the documents incorporated and deemed to be incorporated by reference in this prospectus.

                                 LEGAL MATTERS

     The validity of the exchange notes will be passed upon for us by Lorrie D. Scott, Esq., Senior Legal Counsel of Weyerhaeuser Company.

                                    EXPERTS


     The consolidated balance sheets of Weyerhaeuser Company and subsidiaries as of December 30, 2001 and December 31, 2000 and the related consolidated statements of earnings, cash flows, shareholders' interest and financial statement schedule II -- valuation and qualifying accounts for each of the years in the three-year period ended December 30, 2001, incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent auditors, as indicated in their reports with respect thereto, and are incorporated by reference in this prospectus in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.



     The consolidated balance sheets of Willamette Industries, Inc. and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, incorporated by reference in this prospectus, have been audited by KPMG LLP, independent auditors, as stated in their reports incorporated by reference herein.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Washington Business Corporation Act sets forth provisions pursuant to which officers and directors of the Registrant may be indemnified against liabilities that they may incur in their capacity as such. Article XII of the Registrant's Bylaws provides for the indemnification of directors and officers of the Registrant against certain liabilities under certain circumstances.

     Under insurance policies of the Registrant, directors and officers of the Registrant may be indemnified against certain losses arising from certain claims that may be made against such persons by reason of their being directors or officers.

     Reference is made to Section 5 of the registration rights agreement filed as an exhibit hereto. That section provides that the holders of notes will in certain circumstances indemnify the Registrant, its directors and certain of its officers and the persons, if any, who control the Registrant within the meaning of the Securities Act against certain liabilities.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
 4.1      Indenture dated as of April 1, 1986 between Weyerhaeuser
          Company and JPMorgan Chase Bank (formerly known as The Chase
          Manhattan Bank and Chemical Bank), as Trustee (incorporated by reference from the Registration Statement on Form S-3,
          Registration No. 333-36753).
 4.2      First Supplemental Indenture dated as of February 15, 1991 between Weyerhaeuser Company and JPMorgan Chase Bank
          (formerly known as The Chase Manhattan Bank and Chemical
          Bank), as Trustee (incorporated by reference from the
          Registration Statement on Form S-3, Registration No.
          33-52982).
 4.3      Second Supplemental Indenture dated as of February 1, 1993 between Weyerhaeuser Company and JPMorgan Chase Bank
          (formerly known as The Chase Manhattan Bank and Chemical
          Bank), as Trustee (incorporated by reference from the
          Registration Statement on Form S-3, Registration No.
          33-59974).
 4.4      Third Supplemental Indenture dated as of October 22, 2001
          between Weyerhaeuser Company and JPMorgan Chase Bank
          (formerly known as The Chase Manhattan Bank), as Trustee
          (incorporated by reference from the Registration Statement on Form S-3, Registration No. 333-72356).
 4.5      Form of old note (included in Third Supplemental Indenture filed as Exhibit 4.4).
 4.6      Form of exchange note (included in Third Supplemental
          Indenture filed as Exhibit 4.4).
 4.7      Registration Rights Agreement dated October 22, 2001 among
          Weyerhaeuser Company and the several initial purchasers
          parties thereto.(1)
 4.8      Fourth Supplemental Indenture dated as of March 12, 2002
          between Weyerhaeuser Company and JPMorgan Chase Bank.(2)
 5.1      Opinion of Lorrie D. Scott, Esq., Senior Legal Counsel of
          Weyerhaeuser Company.(1)
12.1      Computation of Ratios of Earnings to Fixed Charges(2):

          (a) Weyerhaeuser Company and Subsidiaries -- Computation of
              Ratios of Earnings to Fixed Charges.

          (b) Weyerhaeuser Company with its Weyerhaeuser Real Estate
              Company, Weyerhaeuser Financial Services, Inc. and Gryphon
              Investments of Nevada, Inc. subsidiaries accounted for on the equity method, but excluding the undistributed earnings of those subsidiaries -- Computation of Ratios of Earnings to Fixed Charges.

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
          (c) Weyerhaeuser Company and Subsidiaries -- Computation of
              Pro Forma Ratio of Earnings to Fixed Charges.

          (d) Weyerhaeuser Company with its Weyerhaeuser Real Estate
              Company, Weyerhaeuser Financial Services, Inc. and Gryphon
              Investments of Nevada, Inc. subsidiaries accounted for on the equity method, but excluding the undistributed earnings of those subsidiaries -- Computation of Pro
              Forma Ratio of Earnings to Fixed Charges.

23.1      Consent of Lorrie D. Scott, Esq. (contained in Exhibit 5.1 thereto).(1)
23.2      Consent of Arthur Andersen LLP, independent auditors.(2)
23.3      Consent of KPMG LLP, independent auditors.(2)
24.1      Power of Attorney.(1)
25.1 Statement of Eligibility on Form T-1 of JPMorgan Chase Bank, as Trustee.(1)
99.1      Form of Letter of Transmittal.(1)
99.2      Form of Notice of Guaranteed Delivery.(1)
99.3      Form of Exchange Agent Agreement.(1)


---------------

(1)Filed previously.



(2)Filed herewith.


ITEM 22.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions (except for the insurance referred to in the second paragraph of Item 20) or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding and other than a claim under such insurance) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Federal Way, State of Washington, on March 28, 2002.


                                          WEYERHAEUSER COMPANY


                                          By       /s/ CLAIRE S. GRACE

                                            ------------------------------------
                                                      Claire S. Grace
                                                     Corporate Secretary and
                                                     Assistant General Counsel


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                     TITLE                    DATE
------------------------------------------------------------------------------------------------------

                /s/ STEVEN R. ROGEL*                     President, Chief Executive     March 28, 2002
-----------------------------------------------------       Officer and Director
                   Steven R. Rogel                      (Principal Executive Officer)

               /s/ WILLIAM C. STIVERS*                  Executive Vice President and    March 28, 2002
-----------------------------------------------------      Chief Financial Officer
                 William C. Stivers                     (Principal Financial Officer)

               /s/ STEVEN J. HILLYARD*                  Vice President and Controller   March 28, 2002
-----------------------------------------------------       (Principal Accounting
                 Steven J. Hillyard                               Officer)

                /s/ W. JOHN DRISCOLL*                             Director              March 28, 2002
-----------------------------------------------------
                  W. John Driscoll

              /s/ RICHARD F. HASKAYNE*                            Director              March 28, 2002
-----------------------------------------------------
                 Richard F. Haskayne

               /s/ ROBERT J. HERBOLD*                             Director              March 28, 2002
-----------------------------------------------------
                  Robert J. Herbold

                /s/ MARTHA R. INGRAM*                             Director              March 28, 2002
-----------------------------------------------------
                  Martha R. Ingram

               /s/ JOHN I. KIECKHEFER*                            Director              March 28, 2002
-----------------------------------------------------
                 John I. Kieckhefer

                /s/ ARNOLD G. LANGBO*                             Director              March 28, 2002
-----------------------------------------------------
                  Arnold G. Langbo

                      SIGNATURE                                     TITLE                    DATE
------------------------------------------------------------------------------------------------------

         /s/ RT. HON. DONALD F. MAZANKOWSKI*                      Director              March 28, 2002
-----------------------------------------------------
           Rt. Hon. Donald F. Mazankowski

            /s/ WILLIAM. D. RUCKELSHAUS*                          Director              March 28, 2002
-----------------------------------------------------
               William D. Ruckelshaus

             /s/ RICHARD. H. SINKFIELD*                           Director              March 28, 2002
-----------------------------------------------------
                Richard H. Sinkfield

               /s/ JAMES N. SULLIVAN*                             Director              March 28, 2002
-----------------------------------------------------
                  James N. Sullivan

               /s/ CLAYTON K. YEUTTER*                            Director              March 28, 2002
-----------------------------------------------------
                 Clayton K. Yeutter

               *By /s/ CLAIRE S. GRACE
  -------------------------------------------------
                   Claire S. Grace
                  Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
  4.1     Indenture dated as of April 1, 1986 between Weyerhaeuser
          Company and JPMorgan Chase Bank (formerly known as The Chase
          Manhattan Bank and Chemical Bank), as Trustee (incorporated by reference from the Registration Statement on Form S-3,
          Registration No. 333-36753).
  4.2     First Supplemental Indenture dated as of February 15, 1991 between Weyerhaeuser Company and JPMorgan Chase Bank
          (formerly known as The Chase Manhattan Bank and Chemical
          Bank), as Trustee (incorporated by reference from the
          Registration Statement on Form S-3, Registration No.
          33-52982).
  4.3     Second Supplemental Indenture dated as of February 1, 1993 between Weyerhaeuser Company and JPMorgan Chase Bank
          (formerly known as The Chase Manhattan Bank and Chemical
          Bank), as Trustee (incorporated by reference from the
          Registration Statement on Form S-3, Registration No.
          33-59974).
  4.4     Third Supplemental Indenture dated as of October 22, 2001
          between Weyerhaeuser Company and JPMorgan Chase Bank
          (formerly known as The Chase Manhattan Bank), as Trustee
          (incorporated by reference from the Registration Statement on Form S-3, Registration No. 333-72356).
  4.5     Form of old note (included in Third Supplemental Indenture filed as Exhibit 4.4).
  4.6     Form of exchange note (included in Third Supplemental
          Indenture filed as Exhibit 4.4).
  4.7     Registration Rights Agreement dated October 22, 2001 among
          Weyerhaeuser Company and the several initial purchasers
          parties thereto.(1)
  4.8     Fourth Supplemental Indenture dated as of March 12, 2002
          between Weyerhaeuser Company and JPMorgan Chase Bank.(2)
  5.1     Opinion of Lorrie D. Scott, Esq., Senior Legal Counsel of
          Weyerhaeuser Company.(1)
 12.1     Computation of Ratios of Earnings to Fixed Charges(2):

          (a) Weyerhaeuser Company and Subsidiaries -- Computation of
              Ratios of Earnings to Fixed Charges.

          (b) Weyerhaeuser Company with its Weyerhaeuser Real Estate
              Company, Weyerhaeuser Financial Services, Inc. and Gryphon
              Investments of Nevada, Inc. subsidiaries accounted for on the equity method, but excluding the undistributed earnings of those subsidiaries -- Computation of Ratios of Earnings to Fixed Charges.

          (c) Weyerhaeuser Company and Subsidiaries -- Computation of
              Pro Forma Ratio of Earnings to Fixed Charges.

          (d) Weyerhaeuser Company with its Weyerhaeuser Real Estate
              Company, Weyerhaeuser Financial Services, Inc. and Gryphon
              Investments of Nevada, Inc. subsidiaries accounted for on the equity method, but excluding the undistributed earnings of those subsidiaries -- Computation of Pro
              Forma Ratio of Earnings to Fixed Charges.

 23.1     Consent of Lorrie D. Scott, Esq. (contained in Exhibit 5.1 thereto).(1)
 23.2     Consent of Arthur Andersen LLP, independent auditors.(2)
 23.3     Consent of KPMG LLP, independent auditors.(2)
 24.1     Power of Attorney.(1)
 25.1 Statement of Eligibility on Form T-1 of JPMorgan Chase Bank, as Trustee.(1)
 99.1     Form of Letter of Transmittal.(1)
 99.2     Form of Notice of Guaranteed Delivery.(1)
 99.3     Form of Exchange Agent Agreement.(1)


---------------


(1) Filed previously.



(2) Filed herewith.